Exhibit 10.1
STOCK PURCHASE AGREEMENT
by and between
GRUBB & ELLIS COMPANY
as Seller,
and
IUC-SOV, LLC
as Purchaser
Dated as of August 10, 2011

i

ii

Exhibits

Exhibit A	Assumption Agreement
Exhibit B	Company Bill of Sale
Exhibit C	Indemnification Agreement
Exhibit D	Letter of Credit
Exhibit E	HQ Sublease
Exhibit F	Intercompany Balance Settlement and Release Agreement
Exhibit G	Seller Bill of Sale
Exhibit H	Seller Term Note
Exhibit I	Transition Services Agreement
Exhibit J	Net Balance Statement
Exhibit K	FBR Release

iii

STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT, dated as of August 10, 2011 (this “Agreement”), by and between Grubb & Ellis Company, a Delaware corporation (“Seller”), as seller, and IUC-SOV, LLC, a Delaware limited liability company (“Purchaser”), as purchaser.
W I T N E S S E T H:
WHEREAS, Seller owns 100 shares of common stock of Daymark Realty Advisors, Inc., a Delaware corporation (the “Company”), $0.01 par value per share (the “Company Common Stock”), which shares of Company Common Stock (the “Shares”) constitute all of the issued and outstanding shares of capital stock of the Company; and
WHEREAS, Seller wishes to sell to Purchaser, and Purchaser wishes to purchase from Seller, all of the Shares, upon the terms and subject to the conditions set forth herein.
WHEREAS, the Closing (as defined below) of the Contemplated Transactions (as defined below) shall occur concurrently with the execution and delivery of this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective agreements, covenants, representations and warranties hereinafter set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1 Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below:
“Acquired Company” shall mean the Company and each of its Subsidiaries separately, and the “Acquired Companies” shall mean the Company and all of its Subsidiaries collectively.
“Acquired Company Contract” shall mean any Contract to which any Acquired Company is a party.
“Acquired Company Employees” shall have the meaning specified in Section 6.11(c).
“Action” shall mean any claim, action, charge, complaint, suit, litigation, arbitration, grievance, inquiry, proceeding, hearing, audit, examination or investigation (including any civil, criminal, administrative, investigative or appellate proceeding) by or before any Governmental Authority, arbitrator or mediator.
“Additional Written Consents” shall have the meaning specified in Section 2.7(d).

“Affiliate” shall mean, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Affiliated Group” shall mean a group of corporations (consisting of Seller and/or any of its Subsidiaries) with which the Company filed consolidated, combined, unitary or similar Tax Returns.
“Agreement” shall have the meaning specified in the preamble to this Agreement.
“Alesco Earn Out Payment” shall mean (i) all amounts (if any) received by NNNRA or any of its Affiliates pursuant to Section 1 of the Distribution Agreement and/or (ii) the value of all proceeds received by NNNRA and its Affiliates from the Transfer of any rights and interests under Section 1 of such Distribution Agreement.
“Annual Financial Statements” shall have the meaning specified in Section 4.5.
“Arbiter” shall have the meaning specified in Section 2.3(b).
“Assets” shall mean assets, properties and rights of every kind and description whatsoever (whether tangible or intangible), including real, personal and mixed property.
“Assumption Agreement” shall mean that certain Assumption Agreement in the form attached hereto as Exhibit A.
“Basket Amount” shall have the meaning specified in Section 8.7(a).
“Business” shall mean the businesses and operations engaged in by the Acquired Companies.
“Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York City.
“Business Facility” is any real property, including the land, the improvements and the personal property thereon, that is owned or leased by any of the Acquired Companies.
“Claim Notice” shall have the meaning specified in Section 8.5.
“Closing” shall have the meaning specified in Section 2.5.
“Closing Cash Balance” shall have the meaning specified in Section 2.3(b).
“Closing Cash Statement” shall have the meaning specified in Section 2.3(b).
“Closing Date” shall have the meaning specified in Section 2.5.
“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.
“Code” shall mean the Internal Revenue Code of 1986, as amended through the date hereof.

“Company” shall have the meaning specified in the preamble to this Agreement.
“Company Bill of Sale” shall mean that certain bill of sale in substantially the form attached hereto as Exhibit B.
“Company Common Stock” shall have the meaning specified in the recitals to this Agreement.
“Confidentiality Agreement” shall mean the confidentiality agreement, dated as of April 8, 2011, by and between Seller and Sovereign Capital (as amended or modified in accordance with its terms).
“Consent” shall mean any consent, approval, authorization, permission, ratification or waiver from, or notice to, any Person other than a Governmental Authority.
“Contemplated Transactions” shall have the meaning specified in Section 3.1.
“Contract” shall mean any agreement, contract, subcontract, lease, instrument, note, option, purchase order, license or sublicense or other commitment or undertaking of any nature (whether written or oral), in each case that is legally binding.
“Control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean, with respect to the relationship between or among two or more Persons, the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.
“Controlling Party” shall have the meaning specified in Section 8.4(c).
“Covered Business” shall mean the provision of real estate property and/or asset management services pursuant to a property management agreement, asset management agreement or master lease.
“Director Election Written Consents” shall have the meaning specified in Section 2.7(c).
“Disclosure Schedule” shall mean the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by Seller to Purchaser at or prior to the execution of this Agreement by the Parties, and forming a part of this Agreement, which Disclosure Schedule shall (i) consist of items of disclosure categorized by sections, and (ii) provide information with respect to, or otherwise qualify, the representations, warranties and covenants set forth in the corresponding Sections of this Agreement and any other Sections of this Agreement to the extent that it is reasonably apparent that such disclosure applies to such other sections of this Agreement.

“Distribution Agreement” shall mean that certain Distribution Agreement dated as of June 1, 2011, by and among by and among Seller, Grubb & Ellis Alesco Global Advisors, LLC, Lazard Asset Management LLC, NNNRA, GBE Alesco, Corp., Jay P. Leupp and Joseph G. Welsh.
“Dollars” and the sign “$” shall each mean lawful money of the United States of America.
“Employee Plans” shall have the meaning specified in Section 4.18(a).
“Employment Termination Cooperation Period” shall have the meaning specified in Section 6.11(e).
“Encumbrance” shall mean any security interest, pledge, mortgage, lien, charge or other similar encumbrance.
“Environmental Law” shall mean any federal, state or local Law relating to pollution or exposure of any Person to Hazardous Materials, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment (including ambient air, surface water, groundwater, land surface or subsurface), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, generation, disposal, transport or handling of any Hazardous Materials or the cleanup or remediation of any contamination.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended through the date hereof.
“Estimated Closing Cash Payment” shall have the meaning specified in Section 2.2.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended through the date hereof.
“Financial Statements” shall have the meaning specified in Section 4.5.
“GAAP” shall mean United States generally accepted accounting principles and practices consistently applied (except as otherwise noted in the applicable financial statements).
“GERI” shall mean Grubb & Ellis Realty Investors, LLC.
“Governmental Authority” shall mean any national, federal, state, provincial, municipal, local, foreign or other government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal or other judicial body.
“Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.
“Governmental Order” shall mean any legally binding order, writ, judgment, injunction, decree, stipulation, award or determination of any Governmental Authority.

“Guaranteed Obligations” shall have the meaning specified in Section 6.8.
“Hazardous Materials” shall mean (i) any “hazardous substance” as defined pursuant to the Comprehensive Environmental Response, Compensation and Liability Act; (ii) any material defined as “hazardous waste” pursuant to the Solid Waste Disposal Act; (iii) “hazardous materials” as defined in the Hazardous Materials Transportation Act; and (iv) any petroleum and petroleum products, including crude oil and any fraction thereof.
“HQ Lease” shall mean that certain Office Building Lease dated as of March 1, 2006, as amended, by and between Tustin Center Tower LLC, as landlord and GERI (formerly known as Triple Net Properties, LLC), as tenant.
“HQ Sublease” shall mean that certain Sublease in the form attached hereto as Exhibit E.
“Indebtedness” shall mean (a) the principal of and/or interest accrued on (i) indebtedness for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments; (b) all obligations issued or assumed as the deferred purchase price of property (but excluding accounts payable arising in the ordinary course of business consistent with past practice); (c) all obligations for the reimbursement of any obligor on any letter of credit or similar credit transaction servicing obligations of a Person or of a type described in clauses (a) and (b) above and (d) and (e) below, but only to the extent of the obligation secured; (d) all obligations to pay rent or other amounts under any lease of real property or personal property which obligations are required to be classified and accounted for as capital leases in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; and (e) all guarantees of obligations of the type referred to in clauses (a) through (d) of other Persons; provided, however, that Indebtedness shall not include any obligations of the type referred to in clauses (a) through (e) above of any Acquired Company to Seller or any Subsidiaries of Seller (including any other Acquired Company).
“Indemnification Agreement” shall mean that certain Indemnification Agreement in substantially the form attached hereto as Exhibit C.
“Indemnified Person” shall have the meaning specified in Section 8.2(b).
“Indemnified Representatives” shall have the meaning specified in Section 6.9.
“Indemnifying Person” shall have the meaning specified in Section 8.4(a).
“Indemnity Cap” shall have the meaning specified in Section 8.8(a).
“Initial Stock Purchase Price” shall have the meaning specified in Section 2.2.
“Intercompany Balance Settlement and Release Agreement” shall mean that Settlement and Release Agreement attached hereto as Exhibit F.
“Interim Financial Statements” shall have the meaning specified in Section 4.5.

“IP Rights” shall mean any or all of the following throughout the world: (i) all patents and patent applications, and all patents that issue therefrom, and all reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), invention disclosures, trade secrets, proprietary or confidential information and know-how; (iii) all copyrights, mask works, copyright and mask work registrations and applications; (iv) all corporate names, trade names, logos, trademarks and service marks, trademark and service mark registrations and applications and Internet domain names; and (v) rights to databases.
“IRS” shall mean the Internal Revenue Service of the United States of America.
“Knowledge” shall mean (i) with respect to Purchaser, the actual knowledge of any officer of Purchaser, or (ii) with respect to Seller, the actual knowledge of any officer of Seller or the Company or Mathieu Streiff, consultant to Seller and former General Counsel of Seller. For the avoidance of doubt, “Knowledge” shall not be construed to refer to the knowledge of any stockholder, officer, director, manager, agent, employee or representative of Seller other than those Persons described in the prior sentence, or any Affiliate of Seller, or to impose upon any such Person any individual personal liability.
“Law” shall mean any constitution, statute, law (including common law), ordinance, regulation, rule, code, Governmental Order or other requirement enacted, enforced, entered or promulgated by any Governmental Authority.
“Leased Real Property” shall mean the real property presently leased by or subject to an agreement to lease or sublease or other use or occupancy agreement by any Acquired Company as tenant.
“Letter of Credit” shall mean a letter of credit in substantially the form attached hereto as Exhibit D.
“Letter of Credit Amount” shall mean the amount set forth on Section 1.1 of the Disclosure Schedule and identified thereon as the Letter of Credit Amount.
“Liabilities” shall mean any and all debts, liabilities, guarantees, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any contract or any tort based on negligence or strict liability) and whether or not the same would be required by GAAP to be stated in financial statements or disclosed in the notes thereto.
“Losses” shall mean any and all losses, Actions, charges, claims, complaints, disputes, demands, Governmental Orders, assessments, damages, dues, penalties (including interest), fines, amounts paid in settlement, Taxes, liens or reasonable costs and expenses (including reasonable attorneys’ and accountants’ fees and disbursements), of any nature whatsoever.
“Marked Assets” shall have the meaning specified in Section 6.4(a)(ii).

“Material Adverse Effect” shall mean any result, fact, event, change, development or effect that has, or could reasonably be expected to have, a materially adverse effect on (a) the Assets, operations, results of operations or condition (financial or otherwise) of the Acquired Companies taken as a whole, or (b) the ability of Seller or Purchaser to consummate the Contemplated Transactions; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect, nor shall any of the following be taken into account in determining whether there has been or will be or would reasonably be expected to be, a Material Adverse Effect: any fact, event, change, development or effect resulting from or arising out of (i) the announcement of this Agreement or consummation of the Contemplated Transactions or the identity of Purchaser; (ii) the performance by Seller or Purchaser of its respective obligations under this Agreement or as required by applicable Law or accounting requirements; (iii) actions or effects caused by or under the responsibility of Purchaser; (iv) general economic conditions in the United States; (v) general conditions in the industries in which the Acquired Companies conduct their Business; (vi) the initiation by any Person other than Seller or any of its Subsidiaries of proceedings under Chapter 11 of the United States Bankruptcy Code or other similar statutes or Laws or any adverse developments related to any such proceedings; (vii) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof; (viii) any changes in Law; (ix) any changes in interest rates or financial or currency markets; (x) the failure of any Acquired Company to meet any internal projections or forecasts; or (xi) changes, events or circumstances that exist or have occurred as of the date of this Agreement and that are reflected in the Disclosure Schedule or disclosed in any Seller SEC Document .
“Material Contracts” shall have the meaning specified in Section 4.13(a).
“Met 10 Obligations” shall have the meaning specified in Section 6.15(c).
“Met 10 Settlement Agreement” shall mean that certain settlement agreement between the tenant-in-common investors, who purchased interests comprising 85% of Met Center 10, GERI and Lexington Insurance Company.
“Met 10 Subsequent Payment Amount” shall mean the amount, if any, paid in accordance with the Met 10 Settlement Agreement by GERI to the specified tenant in common holders under Paragraph 8 of the Met 10 Settlement Agreement.
“Met 10 Trigger Event” shall mean the date on which GERI is required to pay to the specified tenant in common holders the Met 10 Subsequent Payment Amount.
“Met Center 10” shall mean the office building located at 7551 Metro Center Drive, Austin, Texas.
“Multiemployer Plans” shall have the meaning specified in Section 4.18(a).
“Net Balance” shall mean the net balance, as of the close of business on the Business Day immediately preceding the Closing Date, of any intercompany payables or receivables with respect to Seller and its Subsidiaries (other than the Company and its Subsidiaries) on the one hand and the Company and its Subsidiaries on the other hand.

“Net Balance Statement” shall have the meaning specified in Section 2.4(a).
“New Lease Agreements” shall have the meaning specified in Section 6.16.
“NNNCSN Notes Indenture” shall have the meaning specified in Section 4.22(b)(ii).
“NNNRA” shall mean NNN Realty Advisors, Inc., a Delaware corporation.
“Non-controlling Party” shall have the meaning specified in Section 8.4(c).
“Offset Amount” shall have the meaning specified in Section 8.3(a).
“Owned Real Property” shall mean the real property owned by any Acquired Company.
“Party” shall mean each of Seller, the Company or Purchaser, individually, and “Parties” shall mean all of the foregoing collectively.
“Permit” shall have the meaning specified in Section 4.11.
“Permitted Encumbrances” shall mean such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Encumbrances for Taxes, assessments, charges, levies or other claims not yet delinquent, or the validity of which are being contested in good faith; (b) Encumbrances imposed by Law, such as materialmen’s, mechanics’, carriers’, warehousemen’s, workmen’s and repairmen’s liens and other such liens for amounts not yet delinquent, or the validity of which are being contested in good faith; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (d) Encumbrances, irregularities, easements, reserves, servitudes, encroachments, rights of way, covenants, restrictions or other imperfections of title or possession, whether or not of public record, which would be disclosed by a current survey, title report or title commitment, or inspection, the existence of which do not materially interfere with the present use of the affected property; (e) Encumbrances relating to Indebtedness encumbering or securing the Owned Real Property and Leased Real Property; (f) registered easements, rights-of-way, restrictive covenants and servitudes and other similar rights in land granted to, reserved or taken by any Governmental Authority or public utility or any registered subdivision, development, servicing, site plan or other similar agreement with any Governmental Authority or public utility; (g) customary contractual provisions providing for retention of title to goods until payment is made and (h) all zoning or other similar restrictions.
“Person” shall mean any individual, partnership, firm, corporation, limited liability company, joint venture, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.
“Post-Closing Period” shall mean any taxable period that begins after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Period” shall mean any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date. Except as otherwise provided in Section 7.1(b), the Closing Date is specifically included in any applicable Pre-Closing Period.
“Preliminary Closing Cash Statement” shall have the meaning specified in Section 2.3(a).
“Promptly Terminated Employee” shall have the meaning specified in Section 8.2(a)(v).
“Purchaser” shall have the meaning specified in the preamble to this Agreement.
“Purchaser Closing Contribution” shall mean the amount set forth on Section 1.1 of the Disclosure Schedule and identified thereon as the Purchaser Closing Contribution.
“Purchaser FSA Plans” shall have the meaning specified in Section 6.11(d).
“Purchaser Fundamental Representations” shall mean the representations and warranties of Purchaser specified in Section 5.1, Section 5.3, Section 5.4 and Section 5.7.
“Purchaser Indemnified Persons” shall have the meaning specified in Section 8.2(a).
“Purchaser Welfare Plans” shall have the meaning specified in Section 6.11(c).
“Reference Balance Sheet Date” shall have the meaning specified in Section 4.5.
“Regulations” shall mean the Treasury Regulations (including Temporary Regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal tax statutes, as amended through the date hereof.
“Restricted Term” shall mean the period beginning on the Closing Date and ending on the one (1) year anniversary of the Closing Date.
“Restricted Term/Notes” shall mean the period beginning on the Closing Date and ending on the six (6) month anniversary of the Closing Date.
“Retained Employees” shall mean all pre-closing employees of the Acquired Companies that remain employees of the Acquired Companies immediately after the Closing.
“Review Period” shall have the meaning specified in Section 2.3(b).
“Section 338(h)(10) Election” shall have the meaning specified in Section 7.1(e).
“Securities Act” shall mean the Securities Act of 1933, as amended through the date hereof.
“Seller” shall have the meaning specified in the preamble to this Agreement.
“Seller Bill of Sale” shall mean that certain bill of sale in substantially the form attached hereto as Exhibit G.

“Seller Closing Net Balance Payment” shall mean an amount equal to $500,000.
“Seller Entities” shall have the meaning specified in Section 3.1.
“Seller FSA Plans” shall have the meaning specified in Section 6.11(d).
“Seller Fundamental Representations” shall mean the representations and warranties of Seller specified in Section 3.1, Section 3.3, Section 3.5, Section 4.2 and Section 4.20.
“Seller Group” shall mean the affiliated group of corporations that files a consolidated U.S. federal income Tax Return the common parent of which is Seller.
“Seller Indemnified Persons” shall have the meaning specified in Section 8.2(b).
“Seller Marks” shall have the meaning specified in Section 6.4(a)(i).
“Seller SEC Document” shall mean any report, schedule, form, statement or other document (including exhibits thereto and information incorporated therein) filed by Seller with the Securities and Exchange Commission prior to the date hereof.
“Seller Term Note” means the Term Note issued by Seller on the Closing Date, in the initial principal amount contemplated by Section 2.9, and in the form attached hereto as Exhibit H.
“Shares” shall have the meaning specified in the recitals to this Agreement.
“Specified Claims” shall have the meaning specified in Section 8.4(b).
“Stock Purchase Price” shall have the meaning specified in Section 2.3(d).
“Straddle Period” shall mean any taxable period that begins before and ends after the Closing Date.
“Straddle Period Taxes” shall have the meaning specified in Section 7.1(a).
“Subsidiary” shall mean, with respect to any Person, any other domestic or foreign corporation, limited liability company, general or limited partnership, unincorporated association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” shall mean any and all U.S. federal, state, local, or foreign taxes, fees, levies, duties, tariffs, imposts, and other like charges (together with any and all interest, penalties, loss, damage, liability, expense, additions to tax and additional amounts or costs incurred or imposed with respect thereto), whether disputed or not, imposed by any Governmental Authority or any taxing authority, including (i) taxes or other charges on or with respect to income, franchise, escheat, windfall or other profits, gross receipts, real or personal property, sales, use, capital gains, capital stock or shares, premium, payroll, employment, social security (or similar), workers’ compensation, occupation, unemployment compensation, disability, environmental (including taxes under Code Section 59A), alternative or add-on minimum, estimated or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, license, registration, stamp, transfer, value added, or gains taxes; and (iii) customs duties, tariffs, and similar charges, in any such case whether imposed directly or as a result of being a member of a consolidated, combined, or unitary tax group, under Treasury Regulations Section 1.1502-6 (or any comparable provision of applicable state, local, or foreign law), as a transferee or successor, by contract, or otherwise.
“Tax Contest” shall mean an audit, claim, dispute or controversy relating to Taxes.
“Tax Returns” shall mean all reports, returns, declarations, statements or other information required to be supplied to a taxing authority in connection with Taxes.
“Third Party Proceeding” shall have the meaning specified in Section 8.4.
“Transaction Documents” shall mean this Agreement, the Assumption Agreement, Company Bill of Sale, the Seller Bill of Sale, the HQ Sublease, the Intercompany Balance Settlement and Release Agreement, the Seller Term Note, the Transition Services Agreement and all other documents executed at the Closing in connection therewith.
“Transfer” shall mean any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance (including by operation of law).
“Transfer Taxes” shall have the meaning specified in Section 6.1.
“Transferee Employer” shall have the meaning specified in Section 6.11(a).
“Transferred Account Balances” shall have the meaning specified in Section 6.11(d).
“Transferred Employees” shall have the meaning specified in Section 6.11(a).
“Transition Services Agreement” means the Transition Services Agreement dated as of the Closing Date and in the form attached hereto as Exhibit I.
“Treasury Regulations” shall mean the final, temporary, and proposed federal income tax regulations promulgated under the Code, as such treasury regulations may be amended from time to time.
“Unpaid Met 10 Legal Expenses” shall have the meaning specified in Section 8.2(a)(iv).

Section 1.2 Other Interpretive Provisions.  Unless otherwise specified herein, the following interpretive provisions shall apply:
(a) the meanings of defined terms are equally applicable to the singular and plural forms of such defined terms;
(b) the words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular provision hereof;
(c) Article, Section, Exhibit and Schedule references are to Articles, Sections, Exhibits and Schedules of or to this Agreement;
(d) the term “including” is by way of example and not limitation;
(e) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, whether in physical or electronic form; and
(f) section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.
ARTICLE II.
PURCHASE AND SALE
Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of any and all Encumbrances (other than restrictions on transfer under applicable securities Laws), and Purchaser shall purchase, all of the Shares.
Section 2.2 Stock Purchase Price. At the Closing, Purchaser (or its designee) shall (i) pay to Seller in cash (by wire transfer of immediately available funds) an amount equal to $500,000 (the “Estimated Closing Cash Payment”) and (ii) assume from Seller pursuant to the Assumption Agreement the obligation to pay $10,700,000 of the Net Balance (such assumption and the Estimated Closing Cash Payment being collectively referred to as the “Initial Stock Purchase Price”).
Section 2.3 Post Closing Adjustment of Estimated Closing Cash Payment.
(a) Within forty-five (45) days after the Closing, Purchaser shall cause to be prepared and delivered to Seller a statement in reasonable detail (the “Preliminary Closing Cash Statement”) setting forth the amount of cash and cash equivalents (determined in accordance with GAAP) held by the Acquired Companies at the Closing and the resulting adjustment to the Estimated Closing Cash Payment, if any, in accordance with Section 2.3(b), (c) and (d). The Preliminary Closing Cash Statement will be prepared from the books and records of the Acquired Companies and in accordance with GAAP, consistently applied.

(b) If Seller disputes the Preliminary Closing Cash Statement, Seller may within fifteen (15) Business Days after delivery to Seller of the Preliminary Closing Cash Statement (the “Review Period”) deliver written notice to Purchaser of any objections thereto, which written notice will specify the rationale for such disagreement and the amount in dispute. The Parties will attempt in good faith to reach an agreement as to any matters identified in such written notice as being in dispute. If Purchaser and Seller fail to resolve all such matters in dispute within 10 days after Seller ’s delivery of such written notice to Purchaser, then any matters identified in such written notice that remain in dispute will be finally and conclusively determined by an independent auditing firm (the “Arbiter”) selected by Purchaser and Seller. Promptly, but not later than 20 days after acceptance of its appointment, the Arbiter will determine (based solely on written and, if requested by the Arbiter, oral presentations and a review of working papers of Purchaser, Seller and their respective accountants, as applicable, and not by independent review) the matters in dispute and will render a written report as to the disputed matters, which written report of the Arbiter will be conclusive and binding upon the Parties. The fees and expenses of the Arbiter will be shared equally by Seller and Purchaser. If Seller fails to notify Purchaser of any disputes within the Review Period, the Preliminary Closing Cash Statement will be conclusive and binding on the Parties. The Preliminary Closing Cash Statement and the amounts set forth thereon, as finally determined pursuant to this Section 2.3(b), shall constitute the “Closing Cash Statement” for purposes of this Agreement and the amount of cash and cash equivalents held by the Acquired Companies at the Closing set forth on the Closing Cash Statement shall constitute the “Closing Cash Balance” for purposes of this Agreement.
(c) If the Closing Cash Balance is less than the Estimated Closing Cash Payment, then Seller shall pay to NNNRA in cash an amount equal to the amount by which the Estimated Closing Cash Payment exceeds the Closing Cash Balance. If the Closing Cash Balance is greater than the Estimated Closing Cash Payment, then Purchaser shall pay to Seller in cash an amount equal to the amount by which the Closing Cash Balance exceeds the Estimated Closing Cash Payment.
(d) Payments under this Section 2.3 shall be made within five (5) Business Days (by wire transfer of immediately available funds) following the final agreement upon or determination of the Closing Cash Balance in accordance with this Section 2.3. Any payment by Purchaser to Seller pursuant to this Section 2.3 will be treated by the Parties as an adjustment to the Initial Stock Purchase Price. The Initial Purchase Price as so adjusted will be referred to in this Agreement as the “Stock Purchase Price.” Any payment by Seller to NNNRA pursuant to this Section 2.3 will be deemed to be an additional payment in satisfaction of a portion of the Net Balance as of Closing. For the avoidance of doubt, no payment by Seller to NNNRA pursuant to this Section 2.3 will reduce the principal amount of the Seller Term Note or reduce or offset the Seller Closing Net Balance Payment.
(e) In connection with the preparation of the Preliminary Closing Cash Statement and the Closing Cash Statement and the final determination of the Closing Cash Balance, Purchaser and Seller shall give each other and their respective representatives, and Purchaser shall cause the Company and its Subsidiaries to give Seller and its representatives, reasonable access, during normal business hours and upon reasonable notice, to the books and records, the financial systems and personnel and any other information of the Business that Seller reasonably requests, and Purchaser shall cooperate, and shall cause the Company and its Subsidiaries to cooperate, with Seller and its representatives in connection therewith.

Section 2.4 Agreed Net Balance; Payments in Satisfaction of Net Balance.
(a) The net balance statement (the “Net Balance Statement”) attached hereto as Exhibit J sets forth the Net Balance amount as of the open of business on the Closing Date, including each Person that is owed an intercompany amount and the obligor and aggregate amount thereof.
(b) In full satisfaction of the entire portion of the Net Balance that is not assumed by Purchaser, at the Closing, Seller shall (i) pay to NNNRA, in cash, by wire transfer of immediately available funds to a bank account designated by NNNRA, an amount equal to the Seller Closing Net Balance Payment and (ii) deliver to NNNRA the Seller Term Note, duly executed by Seller.
(c) In full satisfaction of the entire portion of the Net Balance that is assumed by Purchaser pursuant to the Assumption Agreement, at the Closing, Purchaser shall (i) pay to NNNRA, in cash, by wire transfer of immediately available funds to a bank account designated by NNNRA, an amount equal to the Purchaser Closing Contribution, (ii) enter into the Indemnification Agreement with NNNRA and (iii) procure the delivery to NNNRA of the Letter of Credit.
Section 2.5 Closing. Upon the terms and subject to the conditions of this Agreement, the sale and purchase of the Shares and the consummation of the other transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at Jenner & Block LLP, 353 N. Clark Street, Chicago, Illinois 60654, on the date hereof, by the electronic delivery of executed documents (the “Closing Date”) concurrently with the execution and delivery of this Agreement. The Closing will be deemed effective as of 9:00 a.m. (Eastern time) on the Closing Date.
Section 2.6 Closing Deliveries of Seller. At the Closing, Seller shall deliver, or cause to be delivered, the following:
(a) To Purchaser, a stock certificate representing all of the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank;
(b) To Purchaser, resignations executed by each of the directors of the Company and each of its Subsidiaries as of the Closing Date and effective upon Closing;
(c) To Purchaser, the Seller Bill of Sale, duly executed by Seller and/or certain of its Subsidiaries (other than the Acquired Companies);
(d) To Purchaser, a certificate of non-foreign status in accordance with Code Section 1445(b)(2) and Treasury Regulations Section 1.1445-2(b)(2).
(e) To GERI, the HQ Sublease, duly executed by Seller;
(f) To the Company, the Transition Services Agreement, duly executed by Seller;
(g) To NNNRA, the Intercompany Balance Settlement and Release Agreement, duly executed by Seller;
(h) To Purchaser, the release agreement in the form attached hereto as Exhibit K, duly executed by FBR Capital Markets & Co.;

(i) To NNNRA, the Seller Term Note, duly executed by Seller;
(j) To Purchaser, the Indemnification Agreement, duly executed by Seller; and
(k) To NNNRA, a wire transfer of immediately available funds to a bank account designated by NNNRA in an amount equal to the Seller Closing Net Balance Payment.
Section 2.7 Closing Deliveries of Purchaser. At the Closing, Purchaser shall deliver, or cause to be delivered, the following:
(a) To Seller, the Estimated Closing Cash Payment by wire transfer of immediately available funds to a bank account designated by Seller;
(b) To Seller, the Assumption Agreement, duly executed by Purchaser, pursuant to which Purchaser is assuming from Seller the obligation to pay $10,700,000 of the Net Balance;
(c) To Seller and each Acquired Company, (i) a duly adopted and executed written consent of Purchaser electing, as the sole stockholder of the Company, directors of the Company and (ii) a duly adopted and executed written consent of the sole stockholder of each Acquired Company (other than Company) electing, as the sole stockholder of such Acquired Company, directors of such Acquired Company (the “Director Election Written Consents”);
(d) To Seller, a duly adopted and executed written consent of the board of directors, manager or managers (or other applicable managing Person or Persons) of each Acquired Company approving, among other things, such Acquired Company’s execution and performance of each Transaction Document to which such Acquired Company is a party (the “Additional Written Consents”);
(e) To Seller, the Company Bill of Sale, duly executed by the Acquired Companies;
(f) To Seller, the Transition Services Agreement, duly executed by the Company;
(g) To Seller, the HQ Sublease, duly executed by GERI;
(h) To Seller, the Acknowledgment of Assumption attached as an exhibit to the Assumption Agreement, duly executed by the Company and NNNRA, pursuant to which the Company and NNNRA acknowledge that Purchaser has assumed from Seller $10,700,000 of the Net Balance;
(i) To Seller, the Intercompany Balance Settlement and Release Agreement, duly executed by each Acquired Company;
(j) To Seller, the Indemnification Agreement, duly executed by Purchaser and NNNRA;

(k) To Seller, (i) written evidence or other confirmation of the delivery to NNNRA of the Letter of Credit in a face amount of not less than the Letter of Credit Amount, naming NNNRA as beneficiary and issued by a commercial bank having total assets in excess of $3,000,000,000, and (ii) a copy of such Letter of Credit; and
(l) To NNNRA, a wire transfer of immediately available funds to a bank account designated by NNNRA in an amount equal to the Purchaser Closing Contribution, in satisfaction of a portion of the Net Balance assumed by Purchaser.
Section 2.8 Timing of Closing. The delivery of the items described in Section 2.6 and Section 2.7 shall occur in the following order:
(a) first, the simultaneous delivery of the items described in Section 2.6(a), and (b) and Section 2.7(a) and (b) by Seller and Purchaser, respectively (the “Stock Sale Deliveries”);
(b) second, immediately following the Stock Sale Deliveries, the execution and delivery of the Director Election Written Consents and the Additional Written Consents;
(c) third and finally, immediately following the Stock Sale Deliveries and the execution and delivery of the Director Election Written Consents, the simultaneous delivery and performance of each of the other actions and deliveries described in Section 2.6 and Section 2.7.
Notwithstanding anything herein to the contrary, no documents delivered or actions taken at the Closing (including all documents or actions described in Section 2.6 and Section 2.7) shall be considered effective or complete unless or until all other such deliveries or actions are completed or waived in writing by the Party against whom such waiver is sought to be enforced, regardless of the timing or deemed timing of such deliveries or actions as set forth in this Section 2.8.
Section 2.9 Principal Amount of Seller Term Note. The initial principal amount of the Seller Term Note (issued at Closing) will be equal to $5,000,000.
Section 2.10 Withholding. Notwithstanding any other provision of this Agreement, Purchaser and the Company shall be entitled to deduct and withhold from any consideration otherwise paid or delivered in connection with the transactions contemplated by this Agreement to any Person such amounts that Purchaser and the Company are required to deduct and withhold with respect to any such payments under the Code or any provision of state, local, or foreign law. To the extent that amounts are so withheld by Purchaser or the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and Purchaser and the Company, as applicable, shall remit such withheld amounts to the applicable Governmental Authority.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO SELLER
As an inducement to Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser that, except as set forth in the Disclosure Schedule:
Section 3.1 Organization and Authority. Seller is a corporation validly existing and in good standing under the laws of Delaware. Each of Seller and Seller’s Subsidiaries that are not the Company and its Subsidiaries (the “Seller Entities” for purposes of this Article III) has all necessary corporate power and corporate authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder and to consummate the sale of the Shares and the other transactions contemplated hereby and thereby (collectively, the “Contemplated Transactions”). The execution and delivery of this Agreement and the other Transaction Documents to which a Seller Entity is a party and the consummation by the Seller Entities of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Seller Entities are necessary to authorize this Agreement and the other Transaction Documents to which a Seller Entity is a party or to consummate the Contemplated Transactions. This Agreement and the other Transaction Documents to which a Seller Entity is a party have been duly and validly executed and delivered by the applicable Seller Entity, and constitute the legal, valid and binding obligation of the Seller Entities, as applicable, enforceable against them in accordance with their terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.
Section 3.2 No Conflict; Governmental Authorization.
(a) Neither the execution and delivery of this Agreement and the other Transaction Documents to which a Seller Entity is a party nor the consummation of any of the Contemplated Transactions by the Seller Entities do or will: (i) contravene, conflict with or result in a violation of any provision of the charter or bylaws of any Seller Entity; (ii) contravene or conflict with or result in a violation of any Law or any Governmental Order to which a Seller Entity is subject; (iii) contravene or conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization with respect to a Seller Entity; or (iv) contravene or conflict with, result in any breach of, constitute a default under, require any Consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance (excluding a Permitted Encumbrance) on any of the Assets of the Business pursuant to, any Contract to which a Seller Entity is a party, except (A) in the cases of clauses (ii), (iii) and (iv) as would not have a Material Adverse Effect and (B) as excluded by Section 4.22.
(b) The execution, delivery and performance of this Agreement and the other Transaction Documents to which a Seller Entity is a party and the consummation of the Contemplated Transactions by the Seller Entities do not and will not require any Governmental Authorization or other order of, action by, filing with or notification to any Governmental Authority.
Section 3.3 Ownership of Shares. Seller is the record and beneficial owner of, and has good and valid title to, all of the Shares, free and clear of any and all Encumbrances (other than those that may be imposed by applicable securities Laws). Except for this Agreement, none of the Shares is subject to (i) any option, warrant, purchase right or other Contract that requires Seller to sell, transfer or otherwise dispose of any Shares or (ii) any voting trust, proxy or other Contract or understanding with respect to the voting, dividend rights, preferences, sale, acquisition or other disposition of any of the Shares. At Closing, Purchaser will obtain good and valid title to the Shares, free and clear of any Encumbrances other than Encumbrances created by Purchaser.

Section 3.4 Litigation. There are no Actions by or against a Seller Entity pending before, or, to the Knowledge of Seller, threatened to be brought before, any Governmental Authority by any third party that seeks to delay or prevent the consummation of, or that would materially adversely affect the ability of the Seller Entities to consummate, the Contemplated Transactions.
Section 3.5 Broker’s Fees. No Person (other than FBR Capital Markets & Co. and/or one or more of its Affiliates) will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the Contemplated Transactions based on any Contract made by or on behalf of a Seller Entity for which Purchaser or the Company is or could become liable or obligated.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER WITH RESPECT TO THE ACQUIRED COMPANIES
As an inducement to Purchaser to enter into this Agreement, Seller hereby represents and warrants to Purchaser that, except as set forth in the Disclosure Schedule:
Section 4.1 Organization and Qualification.
(a) The Company is a corporation validly existing and in good standing under the laws of Delaware and has all requisite corporate power and corporate authority to own, lease and operate its properties and to conduct its Business in the manner conducted by the Company.
(b) Each of the other Acquired Companies is a corporation or other entity validly existing and in good standing under the laws of its respective jurisdiction of incorporation, formation or organization and has all requisite power and authority to own, lease and operate its properties and to conduct its Business in the manner conducted by such respective Acquired Company.
(c) Each of the Acquired Companies is duly qualified or licensed and in good standing to conduct its Business in each jurisdiction in which the property owned, leased or operated by it or the nature of the Business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect.
Section 4.2 Capitalization.
(a) The entire authorized capital stock of the Company consists of 100 shares of Company Common Stock, of which the Shares are the only shares of capital stock and other equity interests of the Company that are issued and outstanding. All of the Shares are held by Seller and are validly issued, fully paid and nonassessable.

(b) There are no outstanding (i) securities of the Company convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, (ii) options, warrants to purchase or subscribe, or other rights to acquire from the Company any shares of capital stock or other equity securities, or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity securities of the Company, or rights of first refusal or first offer relating to any shares of capital stock or other equity securities of the Company, (iii) bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote or (iv) any other rights of any nature to acquire equity securities of the Company or phantom shares or other derivatives of the Company’s equity securities.
Section 4.3 Subsidiaries.
(a) Section 4.3 of the Disclosure Schedule sets forth a complete list, as of the date hereof, of each of the Company’s Subsidiaries, together with the jurisdiction of incorporation, formation or organization of each such Subsidiary with direct and indirect ownership by Seller shown thereon.
(b) Section 4.3 of the Disclosure Schedule also sets forth a complete list, as of the date hereof, of the authorized, issued and outstanding capital stock and other equity interests of the Company’s Subsidiaries. All of the outstanding shares of capital stock and other equity interests of the Company’s Subsidiaries are owned beneficially and of record by the Company or the Subsidiary of the Company indicated on Section 4.3 of the Disclosure Schedule, and are validly issued, fully paid and nonassessable and constitute all of the issued and outstanding shares of capital stock or other equity interests of such Subsidiary.
(c) There are no outstanding (i) securities of any Subsidiary of the Company convertible into, or exchangeable or exercisable for, shares of capital stock of such Subsidiary, (ii)  options, warrants to purchase or subscribe, or other rights to acquire from any Subsidiary of the Company any shares of capital stock or other equity securities or securities convertible into or exchangeable or exercisable for shares of capital stock or other equity securities of such Subsidiary of the Company, or rights of first refusal or first offer relating to any shares of capital stock or other equity securities of such Subsidiary, or (iii) bonds, debentures, notes or other Indebtedness or securities of any Subsidiary of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which equityholders of such Subsidiary may vote, or (iv) any other rights of any nature to acquire equity securities of a Subsidiary of the Company or phantom shares or other derivatives of the equity securities of a Subsidiary of the Company.
Section 4.4 No Conflict; Governmental Authorization. Neither the execution and delivery of the Transaction Documents to which an Acquired Company is a party nor the consummation of any of the Contemplated Transactions by an Acquired Company do or will: (i) contravene, conflict with or result in a violation of any provision of the charter or bylaws or organizational documents to which such Acquired Company is subject; (ii) contravene or conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization; (iii) contravene or conflict with, result in any breach of, constitute a default under, require any Consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance (excluding a Permitted Encumbrance) on any of the Assets of an Acquired Company pursuant to, any Material Contract, except (A) in the cases of clauses (ii) and (iii) as would not have a Material Adverse Effect and (B) as excluded by Section 4.22; or (v) require any Governmental Authorization or other order of, action by, filing with or notification to any Governmental Authority, including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Section 4.5 Unaudited Financial Statements. Set forth on Section 4.5 of the Disclosure Schedule are complete copies of (i) the unaudited consolidated balance sheet and statement of operations of the Company and its consolidated Subsidiaries as of and for the fiscal year ended December 31, 2010 (such financial statements, the “Annual Financial Statements”), and (ii) the unaudited consolidated balance sheet and statement of operations of the Company and its consolidated Subsidiaries as of March 31, 2011 (the “Reference Balance Sheet Date”) for the three-month period then ended (the “Interim Financial Statements,” and together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements have been prepared on a consistent basis throughout the periods covered thereby and fairly present in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the periods referred to therein, except that the Financial Statements are subject to normal non-material year-end adjustments and any other adjustments described therein. The Seller included or reflected the information contained in the Financial Statements (including the balance sheet and statement of operations information) in the consolidated financial statements of Seller, which financial statements of Seller have been prepared in all material respects in accordance with GAAP.
Section 4.6 Absence of Changes. Except for the execution and delivery of this Agreement and the other Transaction Documents to which the Company is a party or as contemplated by this Agreement or the other Transaction Documents to which the Company is a party, from the Reference Balance Sheet Date through the date of this Agreement:
(a) none of the Acquired Companies has sold, leased, transferred, assigned or encumbered any of its assets or properties, other than in the ordinary course of business;
(b) no party (including any Acquired Company) has accelerated, terminated or cancelled (or given notice thereof) any Contract (or series of related Contracts) involving annual payments of more than $150,000 to which any Acquired Company is a party or by which any Acquired Company is bound;
(c) none of the Acquired Companies has canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $150,000 outside the ordinary course of business;
(d) none of the Acquired Companies has experienced any damage, destruction or loss to any of its property that would have a Material Adverse Effect;

(e) none of the Acquired Companies has granted an increase in the base compensation or benefits of, or made any bonus payment to, any officer of the Acquired Companies, or to any employee whose base compensation exceeds $150,000;
(f) the Company has not materially changed any of its methods of accounting, accounting principles, or any other accounting practice;
(g) none of the Acquired Companies has (A) incurred any Indebtedness (provided that, for the purposes of this clause (A), (x) Indebtedness shall not include accruals or payments of interest or rents and (y) the phrase “incurred any Indebtedness” as it relates to any guarantee (including any direct guarantee, non-recourse carve-out guarantee or any other guarantee) shall refer only to the issuance or grant of any such guarantee and shall not cover whether any Liability associated with any such guarantee has arisen since the Reference Balance Sheet Date), (B) issued, sold or amended any debt securities, guaranteed any debt securities of another Person, (C) entered into any “keep well” or other Contract to maintain any financial statement condition of another Person or entered into any arrangement having the economic effect of any of the foregoing, (D) loaned, advanced (other than advancement of expenses to its employees in the ordinary course of business and inter-company advances and payments) or contributed to the capital of, or invested in, any other Person or (E) entered into any hedging Contract or other financial agreement or arrangement designed to protect the Company against fluctuations in commodities prices or exchange rates;
(h) none of the Acquired Companies have changed (in any material respect) payment or processing practices or policies regarding intercompany transactions;
(i) none of the Acquired Companies has made or rescinded any material, written Tax election, settled or compromised any material Tax assessment or deficiency, or amended any Tax Return; or
(j) none of the Acquired Companies has committed to do any of the foregoing.
Section 4.7 Accounts Receivable. All accounts receivable of each of the Acquired Companies (excluding any accounts receivable of an Acquired Company owed by the Company or any of its Subsidiaries, including any other Acquired Company, or owed by Seller of any of its other Subsidiaries) have arisen from bona fide transactions. Since the Reference Balance Sheet Date, neither Seller nor any Acquired Company has taken any action outside of the ordinary course of business and consistent with past practice to collect such notes or accounts receivable. Seller has provided Purchaser with a list of all accounts receivable (excluding any accounts receivable of an Acquired Company owed by another Acquired Company) collected by the Acquired Companies and the age thereof at the time of payment for the period beginning on April 1, 2011 and ending on July 29, 2011.

Section 4.8 Accounts Payable. All accounts payable of each of the Acquired Companies (excluding any accounts payable of any Acquired Company owed to the Company or any of its Subsidiaries, including any other Acquired Company, or owed to Seller or any of its other Subsidiaries) have arisen from bona fide transactions. Since the Reference Balance Sheet Date, no Acquired Company has taken any action outside of the ordinary course of business and consistent with past practice to postpone the payment of its accounts payable. Except as set forth on Section 4.8 of the Disclosure Schedule, as of the Closing Date, each account payable of the Acquired Companies is aged less than sixty (60) days. Seller has provided Purchaser with a list of all accounts payable (excluding any accounts payable of an Acquired Company owed to another Acquired Company) paid by the Acquired Companies and the age thereof at the time of payment for the period beginning on April 1, 2011 and ending on July 29, 2011.
Section 4.9 Litigation. As of the date hereof, there are no Actions (other than Actions relating to personal injuries, accidents or workers compensation claims, in each case seeking damages less than $100,000) by or against any Acquired Company, pending before or, to the Knowledge of Seller, overtly threatened to be brought before, any Governmental Authority or arbitrator or mediator by any third party that would reasonably be expected to have a Material Adverse Effect.
Section 4.10 Compliance with Laws. Since January 1, 2008, each of the Acquired Companies has complied with all, and has not violated any, Laws, Governmental Orders and Governmental Authorizations applicable to it or to the conduct of its business or the ownership or use of any of its properties or assets, except where such failure to comply or such violation, individually or in the aggregate, would not have a Material Adverse Effect. There are no outstanding and uncured written notices from any Governmental Authority of any violation of any Law applicable to the Acquired Companies, where such violation would have a Material Adverse Effect.
Section 4.11 Permits. The Acquired Companies have all material Governmental Authorizations necessary in connection with the Business as presently conducted (each such material Governmental Authorization, a “Permit”) and are not in default or violation of any of them, and no material Permit will be revoked or terminated or not renewed pursuant to its terms solely as a result of the consummation of the Contemplated Transactions, except, in all cases, for any violation, default, revocation, termination or non-renewal that, individually or in the aggregate, would not have a Material Adverse Effect.
Section 4.12 Environmental Matters. To the Knowledge of Seller,
(a) The Acquired Companies are in compliance in all material respects with all applicable Environmental Laws.
(b) No written notices of any incurred material violation under any Environmental Law relating to the operation of the Acquired Companies have been received.
(c) The Acquired Companies have obtained or applied for, and are in material compliance with, all material Permits that are required by any Governmental Authorization pursuant to any Environmental Law in order to operate the Business as presently conducted.
(d) Notwithstanding anything to the contrary in this Agreement, this Section 4.12 contains the sole and exclusive representations and warranties of Seller or the Acquired Companies with respect to environmental and public safety matters, including any arising under any Environmental Laws.

For the avoidance of doubt, the representations set forth in this Section 4.12 do not apply to any of the properties listed on Section 4.12 of the Disclosure Schedule.
Section 4.13 Material Contracts.
(a) For purposes hereof, the term “Material Contracts” shall mean all Acquired Company Contracts:
(i) pursuant to which any Acquired Company provides property or asset management and related services;
(ii) under which any Acquired Company has created, incurred, assumed or guaranteed Indebtedness in excess of $250,000;
(iii) involving annual payments by the Business anticipated as of the date of this Agreement to be in excess of $125,000, or involving annual receipts by the Business anticipated as of the date of this Agreement to be in excess of $125,000;
(iv) pertaining to employment, severance, change of control or indemnification arrangements with any officer, director or employee of any of the Acquired Companies that provide for annual compensation in excess of $75,000 or payments or other benefits that are contingent upon the Contemplated Transactions;
(v) relating to leases, licenses, installment and conditional sale agreements, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any tangible personal property of any of the Acquired Companies, provided in each case such Contract involves an amount in excess of $100,000 per annum;
(vi) constituting a collective bargaining agreement or other Contract with any labor union;
(vii) constituting a material joint venture, partnership or similar legal relationship;
(viii) whereby any Acquired Company has an obligation to make an investment in or loan to any Person;
(ix) relating to a sales broker, sales agency or finder’s relationship with any Acquired Company;
(x) pursuant to which any Acquired Company has granted a power of attorney or other similar grant of agency; or

(xi) that prohibit the Acquired Companies from freely engaging in any business in any geographical area or from soliciting customers.
(b) Section 4.13 of the Disclosure Schedule sets forth a complete list, as of the date hereof, of all Material Contracts. Except as would not have a Material Adverse Effect, (i) each Material Contract is valid, binding and enforceable against the relevant Acquired Company, (ii) to the Knowledge of Seller, the relevant Acquired Company has performed, in all material respects, all obligations under the Material Contracts required to be performed by it and (iii) to the Knowledge of Seller, there has not been any material breach or anticipated breach by any other party to any Material Contract.
(c) To the Knowledge of Seller, no written notice of an Event of Default (as defined in the NNNCSN Notes Indenture) has been given to the trustee under the NNNCSN Notes Indenture.
Section 4.14 Sufficiency of Assets. The Acquired Companies own, lease or have the right to use assets that, taking into account the services to be provided (and other rights extended) under the Transition Services Agreement and the assets to be conveyed by Seller to the Company pursuant to the Seller Bill of Sale, are sufficient (in all material respects) for the conduct of the Business as presently conducted. Notwithstanding the foregoing, Section 4.16 contains the sole and exclusive representations and warranties of Seller with respect to infringement, misappropriation or other violations of IP Rights.
Section 4.15 Insurance. Section 4.15 of the Disclosure Schedule lists each insurance policy that is in effect immediately prior to the Closing to which any Acquired Company is a party, a named insured or otherwise the beneficiary of coverage. With respect to each such insurance policy, as of immediately prior to the Closing, (a) the policy was in full force and effect and (b) neither Seller nor any Acquired Company was in default with respect to its respective obligations thereunder.
Section 4.16 Intellectual Property.
(a) Section 4.16(a) of the Disclosure Schedule lists, as of the date of this Agreement, the following with respect to IP Rights of each Acquired Company:
(i) Section 4.16(a)(i) of the Disclosure Schedule lists, as of the date of this Agreement, all of the patents and patent applications owned by any of the Acquired Companies, setting forth in each case the jurisdictions in which such patents and patent applications have been filed;
(ii) Section 4.16(a)(ii) of the Disclosure Schedule lists, as of the date of this Agreement, all of the trademark and service mark registrations applications therefor and Internet domain names owned by any of the Acquired Companies, setting forth in each case the jurisdictions in which such registrations and applications have been filed; and
(iii) Section 4.16(a)(iii) of the Disclosure Schedule lists, as of the date of this Agreement, all of the copyright and mask work registrations and applications therefor owned by any of the Acquired Companies, setting forth in each case the jurisdictions in which such registrations and applications have been filed.

(b) The Acquired Companies own all right, title and interest in and to the IP Rights identified in Section 4.16(a)(i), Section 4.16(a)(ii) and Section 4.16(a)(iii) of the Disclosure Schedule, in each case free and clear of all material Encumbrances, except for Permitted Encumbrances. To the Knowledge of Seller, the operation of the Business by the Acquired Companies as currently conducted does not infringe the IP Rights of any other Person. To the Knowledge of Seller, no IP Rights owned by the Acquired Companies has been infringed, misappropriated or otherwise violated in any material respect by any Person within the two (2) years prior to the date of this Agreement.
(c) Notwithstanding anything to the contrary in this Agreement, this Section 4.16 contains the sole and exclusive representations and warranties of Seller with respect to infringement, misappropriation or other violations of IP Rights.
Section 4.17 Real Property.
(a) Section 4.17(a)(i) of the Disclosure Schedule contains a correct list as of the date hereof of each Owned Real Property owned by any of the Acquired Companies. Section 4.17(a)(ii) of the Disclosure Schedule contains a correct list as of the date hereof of each Leased Real Property leased or subleased by any of the Acquired Companies (as lessee or sublessee). Section 4.17(a)(iii) of the Disclosure Schedule contains a correct list as of the date hereof of any leases or subleases of any Owned Real Property or Leased Real Property leased or subleased by any of the Acquired Companies (as lessor or sublessor) to any other Person, other than residential dwelling or apartment leases or vender service contracts or license agreements entered into by any Acquired Company in the ordinary course of business.
(b) With respect to each lease listed in Section 4.17(a)(ii) of the Disclosure Schedule:
(i) except with respect to (A) any subleases listed on Section 4.17(a)(iii) of the Disclosure Schedule, (B) all residential dwelling or apartment tenant leases, commercial retail, office or industrial tenant leases, or vendor service contracts or license agreements entered into or assumed by any Acquired Company in the ordinary course of business, and (C) Permitted Encumbrances for any Indebtedness encumbering any Leased Real Property and other Permitted Encumbrances, none of the Acquired Companies has subleased, licensed, assigned, transferred or conveyed any interest in the Leased Real Property or the leasehold interest;
(ii) to the Knowledge of Seller, neither Seller nor any of its Subsidiaries, including the Acquired Companies, has received any written notice of any pending or threatened condemnation proceedings, lawsuits, administrative actions or other Actions relating to any Acquired Company’s occupancy or use of the property; and
(iii) such lease constitutes the entire agreement to which the applicable Acquired Company is a party with respect to the Leased Real Property leased thereunder.

(c) With respect to each material Owned Real Property listed on Section 4.17(a)(i) of the Disclosure Schedule:
(i) except with respect to (A) any subleases listed on Section 4.17(a)(iii) of the Disclosure Schedule, or (B) all residential dwelling or apartment tenant leases, commercial retail, office or industrial tenant leases, or vendor service contracts or license agreements entered into or assumed by any Acquired Company in the ordinary course of business, and other than Permitted Encumbrances, none of the Acquired Companies has leased, licensed, transferred or conveyed any interest in any Owned Real Property; and
(ii) to the Knowledge of Seller, neither Seller nor any of the Acquired Companies has received any written notice of any pending or threatened condemnation proceedings, lawsuits, administrative actions or other Actions relating to any Acquired Company’s occupancy or use of any Owned Real Property.
Section 4.18 Employee Matters and Benefit Plans.
(a) Section 4.18(a) of the Disclosure Schedule contains a complete list, as of the date hereof, of all material “employee benefit plans” within the meaning of §3(3) of ERISA, and each material written agreement, plan, program, fund, policy, or contract providing compensation, benefits, pension, retirement, profit sharing, stock bonus, stock option, stock purchase, phantom or stock equivalent, bonus, incentive, deferred compensation, hospitalization, medical, dental, vision, vacation, life insurance, death benefit, sick pay, disability, or severance, educational assistance, holiday pay, housing assistance, moving expense reimbursement, fringe benefit or similar employee benefits that is sponsored, maintained or contributed to by the Acquired Companies or Seller on behalf of the Acquired Companies and cover any employee or former employee of the Acquired Companies, or the beneficiaries and dependents of any employee or former employee of the Acquired Companies excluding, however, any plan which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA or Section 414(f) of the Code (the “Multiemployer Plans”) or any governmental plan or program requiring the mandatory payment of social insurance taxes or similar contributions to a governmental fund (collectively, the “Employee Plans”). Section 4.18(a) of the Disclosure Schedule separately lists all Multiemployer Plans to which the Acquired Companies are required to contribute. Section 4.18(a) of the Disclosure Schedule also identifies which Employee Plans are maintained by Seller and which of the Employee Plans are maintained by the Acquired Companies. Except as disclosed in Section 4.18(a) of the Disclosure Schedule or as otherwise disclosed to Purchaser, to the Knowledge of Seller, the Employee Plans are and have at all times been in compliance in all material respects with the requirements prescribed by applicable Law currently and previously in effect with respect thereto, and Seller and its Affiliates have performed all material obligations required to be performed by them under, and are not and have not been in any material respect in violation of the terms of, any of the Employee Plans. Seller has made available to Purchaser copies of: (i) each Employee Plan; (ii) if the Employee Plan is funded and will continue to be maintained by the Acquired Companies after the Closing Date, the most recent annual and periodic accounting of Employee Plan assets; (iii) the current summary plan description and all summaries of material modifications thereto, for each Employee Plan subject to ERISA; (iv) the most recent favorable determination letter, or opinion letter for a prototype plan, issued by the IRS with respect to any Employee Plan intended to be “qualified” under section 401(a) of the Code; and (v) all employee handbooks.

(b) No Liability under Title IV of ERISA has been incurred by the Acquired Companies or any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (any such trade or business, an “ERISA Affiliate”) that has not been satisfied in full, and no condition exists that would give rise to any such Liability thereunder.
(c) No Employee Plan provides, or reflects or represents any material liability to provide retiree welfare benefits to any Person for any reason, except as may be required by COBRA or other similar applicable Law, and no payment or benefit which will or may be made by the Acquired Companies in connection with the transactions contemplated by this Agreement to any “disqualified individual” (as defined in Code section 280G and the regulations thereunder) is or in the aggregate are reasonably likely to be characterized as an “excess parachute payment” within the meaning of section 280G(b) of the Code with respect to which a deduction would be disallowed.
(d) Section 4.18(d) of the Disclosure Schedule contains a complete and accurate list of all salaried employees of the Acquired Companies as of the date five (5) Business Days prior to the date of this Agreement, and certain information with respect to such employees, including (i) date of hire, (ii) position held and (iii) base pay or salary.
(e) To the Knowledge of Seller, since January 1, 2011, (1) the Acquired Companies have been in compliance in all material respects with all applicable Laws, rules and regulations respecting employment, employment practices, immigration, occupational health and safety rules, terms and conditions of employment and wages and hours, in each case, with respect to their current and former employees, and (2) there have been no group work stoppages, walk outs, labor strikes, slowdowns or other concerted action against the Acquired Companies and no such activities are pending or threatened. The Acquired Companies (i) have withheld and reported all material amounts required by Law or by Contract to be withheld and reported with respect to wages, salaries and other payments to employees and former employees, (ii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, except for any such liability that would not, individually or in the aggregate, have a Material Adverse Effect, and (iii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees or former employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). During the twelve month period prior to the date hereof, the Acquired Companies have not taken any action that would constitute a mass layoff, mass termination, or plant closing within the meaning of the WARN Act or otherwise result in material liability under any foreign, federal, state, or local plant closing or collective dismissal Law.
(f) To the Knowledge of Seller, there are no material claims (except claims for benefits payable in the normal operation of Employee Plans and proceedings with respect to qualified domestic relations orders), suits, proceedings or other Actions against or involving any Employee Plan or asserting any such claims under any such Employee Plan.

(g) All Employee Plans that are intended to be qualified under section 401(a) of the Code have received determination letters from the IRS to the effect that such Employee Plans are qualified or entitled to rely on opinion letters issued to a prototype sponsor, and the plans and the trusts related thereto are exempt from federal income taxes under sections 401(a) and 501(a), respectively, of the Code; no such determination letter has been revoked and revocation has not been threatened; and, to the Knowledge of Seller, no act or omission has occurred, that would reasonably be expected to cause the loss of its tax qualified status.
(h) Except as set forth in Section 4.18(h) of the Disclosure Schedule, there are no contractual policies or arrangements in effect that require the payment of severance or require the payment of any bonus.
Section 4.19 Taxes.
(a) Except as set forth in Section 4.19 of the Disclosure Schedule, and except for matters that would not have a Material Adverse Effect: (i) all Tax Returns required to have been filed by or with respect to the Acquired Companies have been timely filed (taking into account any extension of time to file granted or obtained) and such Tax Returns were true, correct and complete in all material respects; (ii) all Taxes due with respect to the periods covered by such Tax Returns (whether or not shown on any Tax Return) have been paid when due or will be timely paid; (iii) no deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority in writing against any Acquired Company or any consolidated, combined, or unitary group that includes any Acquired Company that has not been satisfied by payment, settled or withdrawn, and no Governmental Authority in a jurisdiction where any Acquired Company or any consolidated, combined, or unitary group that includes any Acquired Company does not file Tax Returns has claimed in writing that such Acquired Company or such consolidated, combined, or unitary group is or may be subject to taxation by that jurisdiction; (iv) there is no Tax audit, examination, suit or similar tax proceeding now in progress, pending or, to the Knowledge of Seller, threatened in writing against or with respect to any Acquired Company or any consolidated, combined, or unitary group that includes any Acquired Company; (v) as of the Closing Date, there will be no outstanding waivers extending the statutory period of limitation relating to the payment of Taxes due from any Acquired Company; (vi) each Acquired Company has complied in all material respects with the applicable Laws relating to the withholding of Taxes and the payment thereof; (vii) there are no Tax liens on any assets of any Acquired Company (other than for Taxes not yet due); (viii) Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code; (ix) no Acquired Company has distributed to its stockholders stock of a controlled corporation in a transaction to which Section 355 of the Code was intended to apply, or has had its stock so distributed, in the two years prior to the date of this Agreement or in a distribution which could constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; (x) no Acquired Company has engaged in a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b); (xi) there are no adjustments under Section 481 of the Code (or any corresponding provision of state, local or foreign law) that are required to be taken into account by any Acquired Company in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period (or portion thereof) ending on or before the Closing Date; and (xii) no Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of any (A) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding provision of state, local or foreign law), (B) closing agreement described in Section 7121 of the Code (or any corresponding provision of state, local or foreign law) executed on or before the Closing Date, (C) installment sale or other open transaction disposition made on or before the Closing Date, (D)  prepaid amount received on or before the Closing Date, or (E) election under Code Section 108(i).

(b) No Acquired Company has been a member of an affiliated group filing a consolidated federal income Tax Return other than the Seller Group. The Seller Group has filed an extension of its consolidated federal income Tax Return with the Acquired Companies for the taxable year immediately preceding the current taxable year. The Seller Group will file such return in final form, and also file a final return for the portion of the current year through and including the Closing Date, each within the time periods (including extensions) provided by applicable Law for such Tax Returns. None of the Acquired Companies has any liability for the Taxes of any Person other than the Acquired Companies under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. Except for any such agreement entered into as a member of the Seller Group (which will be terminated as of the Closing Date pursuant to Section 7.5), no Acquired Company is a party to or bound by any Tax allocation or sharing agreement. Except for NNNRA, Triple Net Properties Realty, Inc., and Grubb & Ellis Residential Management, Inc., each of the Company’s Subsidiaries is treated for federal income tax purposes as a disregarded entity pursuant to Treasury Regulations Section 301.7701-3.
(c) Seller has delivered to Purchaser correct and complete copies of: (i) pro forma federal income Tax Returns for 2007, 2008 and 2009, and a book to tax reconciliation relating to the Acquired Companies for federal income Tax Returns to be filed for 2010, which accurately reflect Acquired Company Tax items as reported or as are anticipated to be reported on Seller’s consolidated Tax Returns for such periods, (ii) all state, local and foreign income Tax Returns that were filed by any Acquired Companies on a separate (non-unitary) basis or on a consolidated, combined, or unitary basis as a group consisting of only Acquired Companies for 2007, 2008 and 2009, and (iii) a listing of all jurisdictions with respect to which any Acquired Company was required to file Tax Returns for any state, local, or foreign jurisdiction on a consolidated, combined, or unitary basis for 2007, 2008, or 2009 (other than any such jurisdiction with respect to which the separate activities of such Acquired Company would not subject it to taxation by such jurisdiction).
(d) To the Knowledge of Seller, (i) as of December 31, 2010, the Acquired Companies had in excess of $75,000,000 in net operating loss carryovers and (ii) none of the net operating loss carryovers, built-in losses, or credit carryovers of any of the Acquired Companies is currently subject to any limitation (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement) under Section 382, 383, or 384 of the Code (or any corresponding provision of state, local, or foreign law).
Section 4.20 Brokers. No Person (other than FBR Capital Markets & Co. and/or one or more of its Affiliates) will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Seller for which Purchaser or the Company is or could become liable or obligated.

Section 4.21 Intercompany Payments. Set forth on Section 4.21 of the Disclosure Schedule is a summary of all payments from Seller to any Acquired Company, and from any Acquired Company to Seller, made from January 1, 2009 through July 29, 2011 and a description, by category, of the character of such payments.
Section 4.22 Limitation on Warranties.
(a) EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE III OR ARTICLE IV, SELLER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SHARES OR ANY OF THE ACQUIRED COMPANIES OR THE BUSINESS, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ENVIRONMENTAL MATTERS, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE. ALL OTHER REPRESENTATIONS OR WARRANTIES BY SELLER ARE HEREBY DISCLAIMED.
(b) Notwithstanding anything to the contrary in this Agreement (including any provisions of Section 3.2(a), Section 4.4 and Section 4.13(b) hereof), Seller makes no representation or warranty of any kind whatsoever with respect to any of the following, including whether or not the same would result in a Material Adverse Effect, all of which are hereby expressly disclaimed by Seller: any contravention, conflict, breach, default, Consent requirement, right of termination, amendment, acceleration, suspension, revocation or cancellation, or Encumbrance or obligation that may arise (or may have arisen) from, under or with respect to:
(i) the failure to obtain any Consent to any of the Contemplated Transactions (or any prior transaction of any kind or nature) that may be required (or may have been required) from any Person, including, without limitation, any joint venture partner, co-owner, lender, master servicer, special servicer or rating agency, under any Contract (including, without limitation, guaranties and indemnities or any Contract evidencing Indebtedness) relating to the Owned Real Property, the Leased Real Property or any other real property in which Seller or any Acquired Company has an interest or for which Seller or any Acquired Company has an obligation, whether as owner, landlord, tenant, borrower, joint venture partner, guarantor, member, partner, shareholder, non-member manager, property manager or otherwise; and
(ii) that certain indenture dated as of August 1, 2006, among NNN Collateralized Senior Notes, LLC, Triple Net Properties LLC, NNN Series A Holdings, LLC and Wells Fargo Bank, N.A. (the “NNNCSN Notes Indenture”), including any obligation under Section 4.11 thereof.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
As an inducement to Seller to enter into this Agreement, Purchaser hereby represents and warrants to Seller as follows:
Section 5.1 Organization and Authority. Purchaser is a limited liability company validly existing and in good standing under the laws of Delaware, and has all necessary power and authority to enter into this Agreement and the other Transaction Documents to which Purchaser is a party, and to carry out its obligations hereunder and thereunder, and to consummate the Contemplated Transactions. The execution and delivery of this Agreement and the other Transaction Documents to which Purchaser is a party by Purchaser and the consummation by Purchaser of the Contemplated Transactions have been duly and validly authorized by all necessary action and no other proceedings on the part of Purchaser are necessary to authorize this Agreement and the other Transaction Documents to which Purchaser is a party or to consummate the Contemplated Transactions. This Agreement and the other Transaction Documents to which Purchaser is a party have been duly and validly executed and delivered by Purchaser and constitute the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.
Section 5.2 No Conflict; Governmental Authorization.
(a) Neither the execution and delivery of this Agreement and the other Transaction Documents to which Purchaser is a party nor the consummation of any of the Contemplated Transactions by Purchaser do or will: (i) contravene, conflict with or result in a violation of any provision of the limited liability company agreement of Purchaser; (ii) contravene or conflict with or result in a violation of any Law or any Governmental Order to which Purchaser is subject; (iii) contravene or conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization; or (iv) contravene or conflict with, result in any breach of, constitute a default under, require any Consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance (excluding a Permitted Encumbrance) on any of the Assets of Purchaser pursuant to, any Contract to which Purchaser is a party, except in the cases of clauses (ii), (iii) and (iv) as would not have a material adverse effect on the ability of Purchaser to consummate the Contemplated Transactions.
(b) The execution, delivery and performance of this Agreement and the other Transaction Documents to which Purchaser is a party and the consummation of the Contemplated Transactions by Purchaser do not and will not require any Governmental Authorization or other order of, action by, filing with or notification to any Governmental Authority, including pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Section 5.3 Private Placement.
(a) Purchaser understands that (i) the offering and sale of the Shares under this Agreement is intended to be exempt from the registration requirements of the Securities Act and (ii) there is no existing public or other market for the Shares and there can be no assurance that Purchaser will be able to sell or dispose of the Shares.
(b) Purchaser is acquiring the Shares for its own account solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.
(c) Purchaser is an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.
(d) Purchaser understands that it may not sell or dispose of any of the Shares other than pursuant to a registered offering, unless such sale or disposition is otherwise exempt from the registration requirements of the Securities Act.
Section 5.4 Investigation.
(a) Purchaser understands that Seller is not making, and Purchaser is not relying on, any representation or warranty (express or implied or at Law or in equity) with respect to the Business or the operations, Assets, Liabilities, prospects or financial condition of the Acquired Companies or otherwise, other than as specifically set forth in this Agreement.
(b) Purchaser has sufficient Knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. In connection with Purchaser’s investigation of the Acquired Companies and the Business, Purchaser has received from Seller and the Acquired Companies certain estimates, projections, forecasts, plans and budgets for the Business. Purchaser (i) understands that there are uncertainties inherent in attempting to make such projections, forecasts, plans and budgets, (ii) is familiar with such uncertainties, (iii) is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, forecasts, plans and budgets furnished to it, and (iv) will not assert any claim against Seller or any of its respective directors, officers, employees, agents, stockholders, Affiliates, consultants, counsel, accountants, investment bankers or representatives, or hold Seller or any such other persons liable, with respect to such estimates, projections, forecasts, plans and budgets; provided that nothing in this Section 5.4(b) shall limit or qualify any representation or warranty of Seller specifically set forth in this Agreement.
Section 5.5 Financing. Purchaser has funds sufficient to consummate the Contemplated Transactions that are to be completed on the Closing Date.
Section 5.6 Litigation. There are no Actions by or against Purchaser pending before, or, to the Knowledge of Purchaser, threatened to be brought before, any Governmental Authority by any third party that seeks to delay or prevent the consummation of, or that would materially adversely affect Purchaser’s ability to consummate, the Contemplated Transactions.

Section 5.7 Brokers. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Purchaser for which Seller or the Company is or could become liable or obligated.
ARTICLE VI.
ADDITIONAL AGREEMENTS
Section 6.1 Conveyance Taxes. All transfer, documentary, sales, use, registration, stock transfer and stamp Taxes, any transfer, conveyance recording, registration and other fees, and any similar Taxes and fees which become payable in connection with the sale and purchase of the Shares pursuant to this Agreement or the Contemplated Transactions (“Transfer Taxes”) shall be paid 50% by Seller and 50% by Purchaser. Seller shall timely file all Tax Returns and other documentation with respect to all such Transfer Taxes required by applicable law.
Section 6.2 Further Action. Each of the Parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may reasonably be required to carry out the provisions of this Agreement and consummate and make effective the Contemplated Transactions, and to vest in Purchaser good and valid title to the Shares.
Section 6.3 Wrong Pocket Assets.
(a) After the Closing, Purchaser shall use commercially reasonable efforts to hold in trust for the benefit of Seller any assets of the Acquired Companies which prior to Closing related exclusively to the business of Seller and its Subsidiaries (other than the business of the Acquired Companies) and shall use commercially reasonable efforts to transfer such assets as soon as reasonably practicable (upon Purchaser becoming aware of its or the Acquired Companies’ possession of such assets) to Seller without consideration, all of which transfers shall be deemed to be effective as of the Closing. All costs and expenses of such transfer (if incurred by Seller) shall be borne by Seller, and the reasonable out-of-pocket costs and expenses of such transfer (if incurred by an Acquired Company) shall be borne by Seller. If any such assets were from time to time used in connection with the business of the Acquired Companies, at the request of Purchaser, Seller shall, or cause its Subsidiaries to, make commercially reasonable arrangements to permit the Acquired Companies to use such assets at no cost to the Acquired Companies.
(b) Seller shall use commercially reasonable efforts to hold in trust for the benefit of the Acquired Companies any assets of Seller and its Subsidiaries (other than the Acquired Companies) which prior to Closing related exclusively to the business of the Acquired Companies, and shall use commercially reasonable efforts to transfer such assets as soon as reasonably practicable (upon Seller becoming aware of its or its subsidiaries’ possession of such assets) to Purchaser without consideration, all of which transfers shall be deemed to be effective as of the Closing. All costs and expenses of such transfer (if incurred by Seller) shall be borne by Seller, and the reasonable out-of-pocket costs and expenses of such transfer (if incurred by an Acquired Company) shall be borne by Seller. If any such assets were from time to time used in connection with the business of Seller and its Subsidiaries (other than the Acquired Companies), at the request of Seller, Purchaser shall, or cause its Subsidiaries to, make commercially reasonable arrangements to permit Seller and its Subsidiaries to use such assets at no cost to Seller and its Subsidiaries.

Section 6.4 Use of Seller’s Name.
(a) Within ninety (90) Business Days after the Closing, Purchaser shall:
(i) remove any trademark, design or logo previously or currently used by Seller that uses or incorporates the name “Grubb & Ellis” or any confusingly similar derivations thereof (together with the name “Grubb & Ellis” and such derivations, the “Seller Marks”) from all buildings, signs and vehicles of Purchaser and each Acquired Company; and
(ii) cease using the Seller Marks in electronic databases, web sites, product instructions, packaging and other materials, printed or otherwise (all such materials, together with buildings, signs and vehicles, the “Marked Assets”).
(b) Within twenty (20) Business Days after the Closing, Purchaser shall (i) amend the charter or other governing documents to change the name of each of the Acquired Companies to omit any reference to the name “Grubb & Ellis” or any confusingly similar derivations thereof and (ii) cease using the Seller Marks in all invoices, letterhead, advertising and promotional materials, office forms and business cards.
(c) From and after the Closing, Purchaser shall use its best efforts to remove the Seller Marks from all Assets of the Acquired Companies (including all Marked Assets); provided that in no event shall Purchaser use the Seller Marks after the ninetieth (90th) Business Day after the Closing Date.
(d) Purchaser acknowledges and agrees that Seller or its Affiliates (excluding any Acquired Company) own the Seller Marks and all goodwill attached thereto. This Agreement does not give Purchaser the right to use the Seller Marks except as expressly contemplated by, and in accordance with, this Agreement. Purchaser agrees not to attempt to register the Seller Marks nor to register anywhere in the world a mark the same as or similar to the Seller Marks.
(e) In no event shall Purchaser advertise or hold itself out as Seller (or an Affiliate of Seller or otherwise associated with Seller) after the Closing Date.
(f) For purposes of this Section 6.4, references to “Seller” shall mean Seller, together with its Subsidiaries (other than the Acquired Companies), and references to “Purchaser” shall mean Purchaser, together with its Subsidiaries (including, without limitation, the Acquired Companies).
Section 6.5 Non-Compete. During the Restricted Term, Seller agrees that, without the prior written consent of Purchaser, it will not, and will cause each of its Subsidiaries not to, directly or indirectly, participate in, solicit participation in, request to be engaged in, or consent to such participation or engagement proposed by any third party in the Covered Business with respect to any property with respect to which any Acquired Company is engaged, or is in discussions as of immediately prior to the Closing with the owner (or owners) or current manager of such property to become engaged, in the Covered Business as of the Closing.

Section 6.6 Non-Solicitation.
(a) During the Restricted Term, Seller shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, hire or solicit to hire any officer or employee of any Acquired Company who was employed by any Acquired Company as of the Closing Date or who was employed by any Acquired Company within six months prior to the Closing Date (unless such person’s employment with the Acquired Company was terminated by the Acquired Company without cause); provided that nothing in this Section 6.6 shall restrict or otherwise limit Seller or any of its Subsidiaries from (a) soliciting to hire any such person pursuant to general solicitations not directed toward soliciting such person or (b) hiring or soliciting to hire any such person if such person’s employment with any Acquired Company ceased more than six months prior to such hiring or solicitation to hire.
(b) During the Restricted Term, Purchaser shall not, and shall cause each of its Subsidiaries, including each Acquired Company, not to, directly or indirectly, hire or solicit to hire any officer or employee of Seller or any of its Subsidiaries (other than any Acquired Company) who was employed by Seller or any of its Subsidiaries as of the Closing Date (unless such person’s employment with Seller or any of its Subsidiaries was terminated by Seller or such Subsidiary without cause); provided that nothing in this Section 6.6 shall restrict or otherwise limit Purchaser or any of its Subsidiaries from (a) soliciting to hire any such person pursuant to general solicitations not directed toward soliciting such person or (b) hiring or soliciting to hire any such person if such person’s employment with Seller or any of its Subsidiaries ceased more than six months prior to such hiring or solicitation to hire.
Section 6.7 Cooperation; Records and Documents.
(a) In the event and for so long as any Party and/or its Subsidiaries is actively contesting or defending any Action in connection with (i) the Contemplated Transactions or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Business, including liabilities or obligations related to the Business retained by Seller, or the Acquired Companies, the other Parties shall cooperate (or cause its Subsidiaries to cooperate) with the contesting or defending Party and its counsel in the contest or defense, make available its personnel and provide such testimony and access to its books and records as may be reasonably necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification under Article VIII, in which case the costs and expenses will be borne by the Parties as set forth in Article VIII). The provisions of this Section 6.7(a) shall not be applicable in the case of any Action by one Party (or any of its Subsidiaries) against another Party (or any of its Subsidiaries).

(b) Following the Closing Date, Purchaser shall grant, and shall cause the Acquired Companies to grant, to Seller and its representatives, at Seller’s reasonable request, access during normal business hours and under reasonable circumstances to, and the right to make copies at Seller’s sole expense of, those records and documents covering or relating to any period prior to the Closing related to the Business, including liabilities or obligations related to the Business retained by Seller, or any Acquired Company, and shall make available its personnel and provide such testimony, each as may be reasonably necessary for litigation, preparation of financial statements, Tax returns and audits or other valid business purposes. If Purchaser elects to dispose of any of such records within six (6) years after the Closing Date, Purchaser shall first give Seller sixty (60) days written notice, during which period Seller shall have the right to take such records without payment of consideration.
(c) Following the Closing Date, Seller shall grant, and shall cause its Subsidiaries to grant, to Purchaser and its representatives, at Purchaser’s reasonable request, access during normal business hours and under reasonable circumstances to, and the right to make copies at Purchaser’s sole expense of, those records and documents (excluding privileged records and documents that were prepared for the exclusive benefit of Seller or any of its Subsidiaries other than the Acquired Companies) covering or relating to any period prior to the Closing related to the Business, and shall make available Seller’s personnel and provide such testimony, each as may be reasonably necessary for litigation, preparation of financial statements, Tax returns and audits or other valid business purposes. If Seller elects to dispose of any of such records within six (6) years after the Closing Date, Seller shall first give Purchaser sixty (60) days written notice, during which period Seller shall have the right to take such records without payment of consideration.
Section 6.8 Guaranteed Obligations.
(a) From and after the Closing, Purchaser will cause each Acquired Company to fully perform and observe all of the obligations required to be performed and observed by such Acquired Company under each agreement, instrument, letter of credit or other obligation with respect to which Seller or any of its Affiliates after the Closing remains obligated after the Closing as a guarantor, indemnifying party or other obligor and that is set forth in Section 6.8 of the Disclosure Schedule (collectively, the “Guaranteed Obligations”). Purchaser shall not permit any of the Acquired Companies or any of their successors to (i) amend or modify the terms of any such Guaranteed Obligation or related agreement, instrument, letter of credit or other arrangement for which Seller or any of its Affiliates remains directly or indirectly obligated after the Closing in any manner that increases the amount, scope or duration (or causes an acceleration) of the obligations or responsibility of Seller or its Affiliates thereunder, (ii) exercise any right to, or agree to, extend the terms of such Guaranteed Obligation or related agreement, instrument, letter of credit or other arrangement in any manner that increases the amount, scope or duration (or causes an acceleration) of the obligations or responsibility of Seller or its Affiliates thereunder or (iii) take any action or fail to take any action if such action or failure to act would, or could reasonably expected to, result in the increase or acceleration of the Guaranteed Obligations.

(b) Purchaser shall provide, and shall cause the Acquired Companies to provide, Seller with prompt notice (and information reasonably requested by Seller) of any claim or action (including any proposed action or settlement proposed to be taken by the Company and its Subsidiaries) or other development, fact or circumstance, or combination thereof, that could reasonably be expected to result in a compulsory payment by Seller of any Guaranteed Obligations and Seller shall be entitled to obtain reasonable assurances from Purchaser with respect thereto. In furtherance and without limitation of the foregoing, Purchaser shall keep Seller reasonably and promptly informed (and the Purchaser and Seller shall cooperate) regarding the status of any such claim, action, development, fact or circumstance. Notwithstanding anything herein to the contrary, in the absence of such assurances that are reasonably satisfactory to Seller, Seller shall be entitled to assume control over the resolution of the claim or action, and Purchaser shall be responsible for all reasonable expenses (including attorneys fees) incurred by Seller in the resolution of such claims. Purchaser shall give, and shall cause the Company and its Subsidiaries to give, Seller and its representatives reasonable access, during normal business hours and upon reasonable notice, to the books and records, the financial systems and personnel and any other information of the Business that Seller reasonably requests, with respect to the Guaranteed Obligations.
Section 6.9 Directors’ and Officers’ Indemnification. Any rights to indemnification existing in favor of directors, officers, members, managers or employees (the “Indemnified Representatives”) of the Acquired Companies as provided in the respective charters, by-laws and other organizational and constitutive documents of the Acquired Companies, as in effect on the date hereof, with respect to matters occurring through the Closing Date, will survive the Contemplated Transactions and Purchaser shall cause the Acquired Companies to take actions to ensure that such rights will continue in full force and effect for a period of six (6) years thereafter. This Section 6.9 is intended to be for the benefit of, and shall be enforceable by, the Indemnified Representatives, their heirs and personal representatives and shall be binding on Purchaser and its successors and assigns.
Section 6.10 Payment of Broker’s Fees. Seller shall pay all amounts (including brokerage commissions, finder’s fees and similar compensation) payable to FBR Capital Markets & Co. incurred in connection with the Contemplated Transactions.
Section 6.11 Employee and Employee Benefit Matters.
(a) Immediately prior to the Closing, Seller transferred those employees of Seller (or any Subsidiary of Seller other than the Acquired Companies) listed on Section 6.11 of the Disclosure Schedule (the “Transferred Employees”) to the Acquired Company designated as the employer of such Transferred Employee on Section 6.11 of the Disclosure Schedule. Unless required by Law to be paid out at the time such employees ceased to be employed by Seller (or any Subsidiary of Seller other than the Acquired Companies), Purchaser shall cause the accrued and unused vacation time (PTO) of each Transferred Employee to be credited to such employee by the transferee employer of such employee (the applicable Acquired Company) (the “Transferee Employer”).
(b) Following the Closing, Purchaser shall ensure that all employees of any Acquired Company retain credit for any service with the Acquired Companies and Seller, as applicable, earned prior to the Closing for eligibility, vesting and benefit accrual purposes (other than with respect to benefit accruals under a defined benefit pension plan) under the Transferee Employer’s employee benefit plans, programs and arrangements, as applicable, other than any defined benefit pension plan, as to which the Purchaser shall have no responsibility.

(c) Employees of the Acquired Companies (“Acquired Company Employees”) shall cease active participation in the employee benefit plans, policies and arrangements of Seller as of the Closing, provided that, certain health and welfare Employee Plans sponsored by Seller, as set forth in Section 6.11(c) of the Disclosure Schedule, will continue to provide coverage to the Acquired Company Employees through the end of the month in which the Closing occurs, in accordance with their terms. Purchaser shall, or shall cause the Acquired Companies to, adopt such employee benefit plans, including medical, health, dental, flexible spending account, accident, life, short-term disability, and long-term disability and other employee welfare benefit plans for the benefit of the Acquired Company Employees as Purchaser shall determine from time to time in its sole discretion (the “Purchaser Welfare Plans”). Any restrictions on coverage for pre-existing conditions or requirements for evidence of insurability under the Purchaser Welfare Plans shall be waived for Acquired Company Employees and Acquired Company Employees shall receive credit under the Purchaser Welfare Plans for co-payments and payments under a deductible limit made by them and for out-of-pocket maximums applicable to them during the plan year of the Seller Welfare Plan in accordance with the corresponding Seller Welfare Plans, all consistent with the terms of any applicable contracts providing such benefits. Purchaser shall use its commercially reasonable efforts to achieve the goals of the preceding sentence. Promptly after the Closing Date, Seller shall deliver to Purchaser a list of the Company Employees who had credited service under a Seller Benefit Plan, together with each such Transferred Employee’s service, co-payment amounts and deductible and out-of-pocket limits under such plan.
(d) Provided Purchaser or an Affiliate of Purchaser maintains such plans and as of the Closing Date, (x) the account balances of the Acquired Company Employees with respect to the plan year in which the Closing Date occurs (whether positive or negative) (the “Transferred Account Balances”) under Seller’s health care, dependent care and commuter and parking spending reimbursement plans (the “Seller FSA Plans”) shall be transferred to one or more comparable plans of Purchaser (the “Purchaser FSA Plans”); (y) the election levels and the coverage levels of the Acquired Company Employees shall apply under the Purchaser FSA Plans in the same manner as under the Seller FSA Plans; and (z) the Acquired Company Employees shall be reimbursed from the Purchaser FSA Plans for claims incurred at any time during the plan year of the Seller FSA Plans in which the Closing Date occurs submitted to the Purchaser FSA Plans from and after the Closing Date on the same basis and the same terms and conditions as under the Seller FSA Plans. Promptly after the Closing Date, and in any event within thirty (30) days of the Closing Date, Seller shall pay Purchaser, in cash, the net aggregate amount of the Transferred Account Balances, if such amount is positive, and Purchaser shall pay Seller, in cash, the net aggregate amount of the Transferred Account Balances, if such amount is negative, in each case based on claims submitted and reimbursed as of the Closing Date.
(e) During the period beginning on the Closing Date and ending on the sixtieth (60th) day after the Closing Date (the “Employment Termination Cooperation Period”), Purchaser shall, and shall cause all applicable Acquired Companies to: (i) before terminating any employee of an Acquired Company during the Employment Termination Cooperation Period, notify Seller of the Acquired Company’s plan to terminate such employee at least five (5) Business Days prior to terminating such employee and (ii) consult with Seller about the termination message to be communicated to such employee and allow Seller (if Seller desires) to participate in the communication of the termination message to such employee.

(f)  Seller shall consult with Purchaser, and Purchaser shall (and shall cause each Acquired Company to) consult with Seller, regarding their respective views regarding the amount of severance payments required to be paid by an Acquired Company to each particular Promptly Terminated Employee pursuant to the terms (as in effect immediately prior to the Closing) of any employment agreement or employment offer letter applicable to such Promptly Terminated Employee that was in force and effect immediately before the Closing or any applicable Employee Plan maintained by an Acquired Company that was in force and effect immediately before the Closing. In the event that, after the Closing, Seller (i) agrees in writing with Purchaser or any Acquired Company regarding the amount of severance payments to which a particular Promptly Terminated Employee is entitled to receive pursuant to the terms (as in effect immediately prior to the Closing) of any employment agreement or employment offer letter applicable to such Promptly Terminated Employee that was in force and effect immediately before the Closing or any applicable Employee Plan maintained by an Acquired Company that was in force and effect immediately before the Closing or (ii) otherwise agrees in writing with Purchaser or any Acquired Company regarding the amount of severance payments to be paid to a particular Promptly Terminated Employee (regardless of any agreement or Employee Plan dictating the amount of such severance payment), then such agreed amount of severance payment payable to such Promptly Terminated Employee shall be subject to indemnification under Section 8.2(a)(v). In the event that, after the Closing, Seller disagrees with Purchaser or any Acquired Company regarding the amount of severance payments to which a particular Promptly Terminated Employee is entitled to receive, then if: (A) Purchaser or any Acquired Company pays such Promptly Terminated Employee an amount of severance payment greater than what Seller agreed was the appropriate amount of severance payment for such Promptly Terminated Employee, the lesser severance payment amount agreed to by Seller shall immediately be subject to indemnification under Section 8.2(a)(v) and the Purchaser or any Acquired Company may challenge Seller’s denial of the difference in the severance payment amount (it being understood that if it is ultimately determined that the amount of severance payment paid by Purchaser or any Acquired Company was the proper amount, Seller shall indemnify Purchaser or any Acquired Company for such disputed amount pursuant to Section 8.2(a)(v)); and (B) Purchaser or any Acquired Company does not pay any severance payment to such Promptly Terminated Employee because of the disagreement with Seller, Seller shall indemnify Purchaser or any Acquired Company for the full amount of any severance payment that is ultimately determined to be required to be paid to such Promptly Terminated Employee, pursuant to any action related to the same or otherwise. For the avoidance of doubt, in the event that, after the Closing, (x) Purchaser, any Acquired Company or any other Purchaser Indemnified Person pays, agrees to pay or admits that it is required to pay any severance payments to any Promptly Terminated Employee and (y) Seller has not agreed (as provided in the second sentence of this Section 6.11(f)) to the amount of such severance payment, then Seller shall be fully entitled to dispute or otherwise challenge any claim by any Purchaser Indemnified Person for indemnification under Section 8.2(a)(v) with respect to such disputed amount (but not with respect to the amount of severance payment that it does agree to).
Section 6.12 Restrictions on Exercise of Rights as a Holder of Notes. During the Restricted Term/Notes, without the prior written consent of Seller, Purchaser shall not (and Purchaser shall cause each of its Affiliates and each other Person in which the Purchaser or one of its Affiliates has made an investment, not to) take any action, give any notice or exercise any other right (acting alone or together with any other person or entity) that would result in (or assert) a default, event of default, acceleration or collection action under the NNNCSN Notes Indenture, including by taking any action, giving any notice or exercising any other right Purchaser or such other Person may have as a “Holder” of any notes issued under the NNNCSN Notes Indenture with respect to any of the following provisions contained in the NNNCSN Notes Indenture: (i) Section 6.01 thereof, (ii) the first two sentences of Section 6.02 thereof, (iii) Section 6.05 thereof and (iv) Section 6.06 thereof. During the Restricted Term/Notes, in furtherance of the preceding, Purchaser shall not take any action (or fail to take any action) with respect to the NNNCSN Notes Indenture if such action (or failure to take action) would materially and adversely affect Seller.
Section 6.13 Restricted Payments to Purchaser. During the Restricted Term, Purchaser shall not permit any of the Acquired Companies to, directly or indirectly, (a) declare or pay any dividend or make any other payment or distribution on account of the Acquired Companies’ equity interests or to the direct or indirect holders of the Acquired Companies’ equity interests in their capacity as such (other than dividends or other payments or distributions from one Acquired Company to another Acquired Company); or (b) purchase, redeem or otherwise acquire or retire for value any of the Acquired Companies’ equity interests (other than purchases, redemptions or other acquisitions or retirements for value by any Acquired Company from another Acquired Company).
Section 6.14 Alesco Earn Out Payment. If NNNRA or any of its Affiliates receives any Alesco Earn Out Payment, notwithstanding the assignment of all its and their rights in and to all Alesco Earn Out Payments to Seller pursuant to the Company Bill of Sale, Purchaser or NNNRA shall thereupon pay an amount in cash equal to the Alesco Earn Out Payment to Seller, by wire transfer of immediately available funds, within three (3) Business Days of the receipt of the Alesco Earn Out Payment by NNNRA or any of its Affiliates.

Section 6.15 Met 10 Litigation.
(a) Concurrently with a Met 10 Trigger Event, Seller shall pay in cash, by wire transfer of immediately available funds, an amount equal to the Met 10 Subsequent Payment Amount to the Persons entitled thereto. Purchaser shall immediately forward to Seller by facsimile any communications received by GERI relating to a Met 10 Trigger Event and/or a Met 10 Subsequent Payment. In the event of a dispute regarding the calculation of the Met 10 Subsequent Payment Amount, Purchaser shall ensure that GERI reasonably cooperates with Seller with respect to that dispute. Any payment by Seller pursuant to this Section 6.15(a) will be deemed to be an additional payment in satisfaction of a portion of the Net Balance. For the avoidance of doubt, no payment by Seller pursuant to this Section 6.15(a) will reduce the principal amount of the Seller Term Note or reduce or offset the Seller Closing Net Balance Payment.
(b) Purchaser shall cause GERI to refrain from amending the Met 10 Settlement Agreement without the prior written consent of Seller.
(c) From and after the Closing, Purchaser will cause each Acquired Company to act as expressly directed by Seller with respect to any of the obligations required to be performed and observed by such Acquired Company under each agreement, instrument, letter of credit or other obligation with respect to Met Center 10 (collectively, the “Met 10 Obligations”), and to refrain from acting with respect to any of the Met 10 Obligations unless expressly instructed to act by Seller; provided that such request to act (or refrain from acting) is commercially reasonable, taking into account the indemnity obligations of Seller pursuant to Section 8.2(a)(iv).
(d) Purchaser shall provide, and shall cause the Acquired Companies to provide, Seller with prompt notice (and information reasonably requested by Seller) of any claim, demand, or notice relating to any Met 10 Obligation, or any event, action, development, fact, or circumstance, or combination thereof, that reasonably could be anticipated to result in a claim, demand, payment or obligation with respect to any Met 10 Obligation. Seller shall be entitled to assume control over the resolution of any Met 10 Obligation. Purchaser shall give, and shall cause the Company and its Subsidiaries to give, Seller and its representatives reasonable access to the books and records, the financial systems and personnel and any other information of the Business that Seller reasonably requests, with respect to the Met 10 Obligations. Purchaser shall provide, and shall cause the Acquired Companies to provide, Seller with reasonable cooperation with respect to the Met 10 Obligations and with respect to Seller’s actions relating to any Met 10 Obligations.
(e) From and after the Closing, Purchaser shall, and shall cause the Acquired Companies to, pay the first $650,000 of Unpaid Met 10 Legal Expenses. From and after the Closing, Seller shall pay any Unpaid Met 10 Legal Expenses to the extent (and only to the extent) that the aggregate amount of such Unpaid Met 10 Legal Expenses exceeds $650,000.

Section 6.16 Efforts to Bifurcate the HQ Lease. Seller shall, and Purchaser shall cause GERI and the other Acquired Companies to, cooperate and use commercially reasonable efforts to enter into separate lease agreements (or enter into one new lease agreement and amend the existing HQ Lease) with the landlord under the HQ Lease, such that Seller or one of its Subsidiaries, on the one hand, and GERI or one of the other Acquired Companies, on the other hand, will each lease directly from the landlord under the HQ Lease a portion of the premises that are the subject of the HQ Lease (the “New Lease Agreements”).  With respect to the New Lease Agreement for Seller or one of its Subsidiaries, it is agreed that the allocation of the premises under such New Lease Agreement and the economic terms of such New Lease Agreement will be consistent with the respective terms of the HQ Sublease; with respect to the New Lease Agreement for GERI or one of the other Acquired Companies, it is agreed that the allocation of the premises under such New Lease Agreement and the economic terms of such New Lease Agreement will be consistent with the respective terms of the HQ Lease, taking into account the HQ Sublease.  Seller shall, and Purchaser shall cause GERI and the other Acquired Companies to, cooperate and use commercially reasonable efforts to achieve the agreements set forth in the preceding sentence. Seller and its Subsidiaries and the Purchaser and the Acquired Companies shall each bear their own costs and expenses in connection with performing under this Section.
Section 6.17 Efforts to Release Utility Bond Guarantees. Purchaser shall cause the Acquired Companies to (within 60 days after the Closing) negotiate the release of Seller and each of its Affiliates from all obligations as a guarantor, indemnifying party or other obligor under the utility bonds set forth on Section 6.17 of the Disclosure Schedule.
Section 6.18 Broker Cooperation. For a period not to exceed 90 days after the Closing Date, Seller agrees that, in the event that any employee of Seller who, as of immediately prior to the Closing, served as the sole “broker of record” for any Acquired Company in any particular state in order to enable such Acquired Company to provide asset and/or property management services in such state is not, at any time during such period after the Closing, an employee of any Acquired Company, Seller will use commercially reasonable efforts to cause such person, while an employee of Seller, to continue to serve, at the request of the Company, as the “broker of record” for such Acquired Company in such state. In the event that any employee of Seller serves as a “broker of record” for any Acquired Company in accordance with the preceding sentence, Purchaser will use commercially reasonable efforts to institute a replacement “broker of record” for such Acquired Company in such state as promptly as practicable.
ARTICLE VII.
TAX MATTERS
Section 7.1 Tax Coordination.
(a) In the case of any Taxes with respect to any Straddle Period (the “Straddle Period Taxes”):
(i) For Straddle Period Taxes of any Acquired Company that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible) other than conveyances pursuant to this Agreement as provided under Section 6.1, Seller shall be responsible for and shall pay the amount of such Taxes that would be payable if the Tax year or period ended on the Closing Date.

(ii) For Straddle Period Taxes of any Acquired Company measured by the amount or level of any item (including, but not limited to, such Taxes as are measured by the amount of capital or the value of intangibles), Seller shall be responsible for and shall pay the amount of such Taxes that are determined by multiplying (A) the amount or level of such items immediately prior to Closing, by (B) a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
(iii) Purchaser shall be responsible for and shall pay all Straddle Period Taxes of any Acquired Company not described in Section 7.1(a)(i) and Section 7.1(a)(ii).
(b) Seller shall be responsible for and shall pay all Taxes of the Acquired Companies for all Pre-Closing Periods.
(c) Seller and Purchaser shall, to the extent permitted by applicable Law and except as otherwise provided herein, elect with the relevant Governmental Authority to close the taxable period of each of the Acquired Companies (including any Affiliated Group of which any of the Acquired Companies is a member) at the end of the day on the Closing Date. No election shall be made under Regulations section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s items) or any comparable provision of state, local, or foreign law. To the extent the satisfaction of the Net Balance at less than the face amount thereof results in any deduction or write-off for any Acquired Company, Seller and Purchaser agree to report such event as occurring on the Closing Date after Purchaser’s purchase of the Company Shares, and therefore as being reported on the federal income Tax Return for such Acquired Company for its taxable period beginning on the day after the Closing Date to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).
(d) Except as otherwise provided by the last sentence of Section 7.1(c), Seller shall include the income of the Acquired Companies (including any deferred items triggered into income by Treasury Regulations Section 1.1502-13 and any excess loss accounts taken into income under Treasury Regulations Section 1.1502-19) on the Seller Group’s consolidated federal income Tax Returns for all periods through the Closing Date and pay any federal income Taxes attributable to such income. Seller shall not elect to retain any net operating loss carryovers or capital loss carryovers of any Acquired Company. In the event that, prior to the date that any election under Treasury Regulations Section 1.1502-95(f) with respect to the consummation of the transactions contemplated by this Agreement is required to be filed, it is determined that any portion of the net operating loss carryovers, built-in losses, or credit carryovers of any of the Acquired Companies is subject to an existing limitation (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement) under Section 382, 282 or 384 of the Code (or any corresponding provision of state, local, or foreign law), Seller shall cause to be timely filed an election under such section to apportion an appropriate amount of any applicable Section 382 limitation, unrealized built-in gain, or unrealized built-in loss to eliminate or to reduce to the extent possible the effect of such existing limitation. Seller and Purchaser shall cooperate in good faith with each other to determine the appropriate amount of such apportionment pursuant to the immediately preceding sentence.

(e) If requested in writing by Purchaser prior to December 31, 2011 and consented to by Seller (such consent not to be unreasonably withheld or delayed), Seller will join with Purchaser in making an election under Section 338(h)(10) of the Code (and any corresponding election under state, local or foreign law) with respect to the purchase and sale of the Shares hereunder and/or any resulting deemed purchase of the equity of any of the Subsidiaries of the Company (the “Section 338(h)(10) Election”). Purchaser and Seller agree that, if a Section 338(h)(10) Election is made, the aggregate deemed sales price (within the meaning of Treasury Regulations Section 1.338-4) and the amount of the adjusted grossed-up basis (within the meaning of Treasury Regulations §1.338-5) with respect to any such election shall be allocated among the assets of the relevant Acquired Companies in a manner consistent with Code Section 338 and 1060 and the regulations thereunder, as agreed to in good faith by Purchaser and Seller. Purchaser shall prepare IRS Form 8023 (and any required attachments thereto) and any similar state, local or foreign Tax forms (and any required attachments) required to make the Section 338(h)(10) Election consistently with the above-referenced asset allocation and shall submit such election forms to Seller for execution and return to Purchaser for filing not later than five (5) days prior to the proposed filing date of the Section 338(h)(10) Election.
(f) Neither Purchaser nor any Affiliate of Purchaser shall amend, re-file or otherwise modify, or cause or permit any Acquired Company to amend, re-file or otherwise modify, any Tax Return with respect to a Pre-Closing Period (including the portion of a Straddle Period that falls within the Pre-Closing Period) without the prior written consent of Seller, which shall not be unreasonably conditioned, withheld or delayed.
Section 7.2 Tax Return Filing and Payment of Taxes.
(a) Purchaser’s Responsibility. Except as set forth in Section 7.2(b), Purchaser shall prepare and file all Straddle Period Tax Returns relating to the Acquired Companies for Tax periods ending after the Closing Date. Purchaser shall initially make all payments required with respect to any such Tax Return. Purchaser will file or cause to be filed all such Tax Returns that are in respect of Straddle Period Taxes consistent with past practice and the provisions of Section 7.1. Purchaser shall deliver a draft of each such Tax Return to Seller at least forty-five (45) days prior to the due date (including extensions thereof) for such return for its review and comment, and shall make such revisions to such returns as are reasonably requested by Seller. If Seller does not provide Purchaser with a written description of the items in any such return that it disputes within fifteen (15) days following the delivery to it of such return for its review, it shall be deemed to have accepted and agreed to such return in the form provided.
(b) Seller’s Responsibility. Seller shall prepare and file all Tax Returns relating to any of the Acquired Companies for Tax periods ending on or prior to the Closing Date, and any Affiliated Group Tax Return for any Straddle Period. Seller shall initially make all payments required with respect to any such Tax Return. Seller will file or cause to be filed all such Tax Returns consistent with past practice and the provisions of Section 7.1 and take no position on any amended Tax Returns that relate to the Acquired Companies that would adversely affect the Acquired Companies after the Closing Date. Seller shall deliver a draft of each such Tax Return (in the case of any such Tax Return which is an Affiliated Group Tax Return, a pro forma Tax Return of the applicable Acquired Companies included in such consolidated, combined, unitary, or similar Tax Return) to Purchaser at least forty-five (45) days prior to the due date (including extensions thereof) for such return for its review and comment, and shall make such revisions to such returns as are reasonably requested by Purchaser. If Purchaser does not provide Seller with a written description of the items in any such return that it disputes within fifteen (15) days following the delivery to it of such return for its review, it shall be deemed to have accepted and agreed to such return in the form provided.

(c) Reimbursement. In the event that Seller or Purchaser is liable pursuant to Section 7.1 for any Taxes paid by the other Party with respect to any Tax Return described in this Section 7.2, reimbursement shall be made promptly, but no later than the later of (i) thirty (30) days following written notice to the Person liable for the Tax from the Person that shall pay the Tax, or (ii) the date such Tax is required to be paid.
Section 7.3 Tax Contests; Audit Responsibilities.
(a) General Rule. Except as otherwise provided in this Section 7.3, the Party responsible for preparing and filing the affected Tax Return under Section 7.2 shall control and bear the cost of the conduct of any Tax Contest in respect of Taxes reflected on such Tax Return, including determining actions taken to pay, compromise or settle such Taxes.
(b) Seller’s Affiliated Group Tax Returns. In no event will Seller settle any such Tax Contest relating to Seller’s Affiliated Group Tax Returns in a manner which would be reasonably expected to materially adversely affect any of the Acquired Companies after the Closing Date without Purchaser’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed).
(c) Straddle Periods. In the case of any Straddle Period, the Person not identified in Section 7.3(a) as responsible for preparing and filing the affected Tax Return shall have the right to participate in such Tax Contest to the extent the proceedings relate to any matter which may give rise to a payment obligation by such other Party under this Article VII. The Party receiving the notice of such Tax Contest will provide the other Party with notice in writing of such Tax Contest involving the Acquired Companies within thirty (30) days of receiving such notice from the Governmental Authority. If the non-notifying Party does not respond within twenty (20) days of any such notice, they will be deemed to not participate in such Tax Contest. Neither Party may settle any such Tax Contest in a manner that would be reasonably expected to materially adversely affect the other without prior written consent (which shall not be unreasonably withheld). In any Tax Contest where the non-notifying Party elects to participate, each Party shall bear its own costs for participating in such Tax Contest, and both parties must agree to cooperate in good faith before any final resolution is reached.

Section 7.4 Cooperation.
(a) Each of Seller and Purchaser shall:
(i) provide assistance to each other Party as reasonably requested in preparing and filing Tax Returns and responding to Tax audits or Tax authority disputes;
(ii) make available to each other Party as reasonably requested all relevant information, records, and documents relating to Taxes for any of the Acquired Companies; and
(iii) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other Party of any Tax Return, or for any audit, examination, or proceeding relating to Taxes.
(b) Seller shall contact Purchaser prior to the disposition of any books and records as described in Section 7.4(a) and allow Purchaser to obtain such books and records within thirty (30) days of such notice.
Section 7.5 Tax Sharing Agreement. Any Tax-sharing or Tax-allocation agreement between Seller (or any member of Seller Group other than the Acquired Companies) and any Acquired Company shall be terminated as of the Closing Date, and no Acquired Company shall have further liability under such agreement, and such agreement shall have no further effect, for any taxable period (whether the current year or any past or future period).
ARTICLE VIII.
INDEMNIFICATION
Section 8.1 Survival of Representations and Warranties. All representations and warranties set forth in this Agreement shall expire and terminate on the Closing Date and no Claim Notice with respect to such representations and warranties may be delivered; provided, that the representations and warranties (i) contained in Section 3.2, Section 3.4, Section 5.2, Section 5.5 and Section 5.6 shall survive for one year after the Closing; (ii) contained in Section 4.7 and Section 4.8 shall survive for three months after the Closing; and (iii) contained in Section 3.1, Section 3.3, Section 3.5, Section 4.2, Section 4.3, Section 4.20, Section 5.1, Section 5.3, Section 5.4 and Section 5.7 shall survive in perpetuity. All covenants and other agreements contained in this Agreement and the other Transaction Documents shall survive the Closing in perpetuity or until terminated in accordance with their respective terms. Notwithstanding anything herein to the contrary, if a Claim Notice has been delivered prior to the expiration of any applicable representation or warranty, then such representation or warranty shall survive as to any claim in such Claim Notice until such claim has been finally resolved.

Section 8.2 Indemnification.
(a) Indemnification by Seller. Subject to the provisions of Article VII and Article VIII, from and after the Closing, Seller agrees to indemnify and hold harmless Purchaser and its officers, directors and affiliates (including the Acquired Companies) (the “Purchaser Indemnified Persons”), against any and all Losses (other than Losses relating to Taxes for which the indemnification provisions in Section 7.1 shall govern) incurred or suffered by the Purchaser Indemnified Persons, or any of them, as a result of:
(i) the breach of any representation or warranty made by Seller in this Agreement (subject to survival or the duration of survival of such representation or warranty pursuant to the terms of this Agreement);
(ii) the breach of any covenant or agreement made by Seller in this Agreement or any other Transaction Document (other than the Transition Services Agreement and the HQ Sublease);
(iii) any claim for brokerage or finder’s fees payable by any Acquired Company in connection with the transactions contemplated by this Agreement;
(iv) any liabilities, expenses, obligations or claims to the extent arising from the actions or omissions of (A) the Seller and its Subsidiaries (other than the Acquired Companies) and (B) the Acquired Companies prior to Closing, in each case, related to Met Center 10; provided, that indemnification under this clause (iv) shall not cover or include any liabilities, expenses, obligations or claims paid or satisfied prior to the Closing or reflected on the Financial Statements (including legal and expert fees and expenses) relating to Met Center 10; provided, further, that indemnification under this clause (iv) shall not cover or include any legal and expert fees and expenses relating to Met Center 10 that have not been paid or satisfied prior to the Closing or reflected on the Financial Statements (“Unpaid Met 10 Legal Expenses”) except to the extent (and only to the extent) that the aggregate amount of such Unpaid Met 10 Legal Expenses exceeds $650,000;
(v) any liabilities, expenses, obligations or claims for severance payments that are required to be paid by an Acquired Company (1) to any individual who was an employee of an Acquired Company immediately prior to the Closing and who is terminated by an Acquired Company (and not hired by another Acquired Company or any Affiliate thereof) within sixty (60) days after the Closing Date (any such individual, a “Promptly Terminated Employee”) and (2) pursuant to the terms (as in effect immediately prior to the Closing) of any employment agreement or employment offer letter applicable to such Promptly Terminated Employee that was in force and effect immediately prior to the Closing or any Employee Plan maintained by an Acquired Company that was in force and effect immediately before the Closing; provided, that, for the avoidance of doubt, (A) indemnification under this clause (v) shall only cover liabilities, expenses, obligations or claims for contractual severance payment obligations or other severance commitments pursuant to the terms (as in effect immediately prior to the Closing) of an employment agreement or employment offer letter applicable to such Promptly Terminated Employee that was in force and effect immediately prior to the Closing or any Employee Plan maintained by an Acquired Company that was in force and effect immediately prior to the Closing and (B) indemnification under this clause (v) shall not cover any other liabilities, expenses, obligations or claims that arise or may be asserted as a result of the termination of any employee of an Acquired Company (including claims for wrongful termination or discrimination); or
(vi) fraud by Seller or any of its Subsidiaries (other than the Company or any other Acquired Company).

(b) Indemnification by Purchaser. Subject to the provisions of Article VII and Article VIII, from and after the Closing, Purchaser agrees to indemnify and hold harmless Seller and its officers, directors and affiliates (the “Seller Indemnified Persons,” and together with the Purchaser Indemnified Persons, the “Indemnified Persons” and each an “Indemnified Person”), against any and all Losses (other than Losses relating to Taxes, for which the indemnification provisions in Section 7.1 shall govern) incurred or suffered by the Seller Indemnified Persons, or any of them, as a result of:
(i) the breach of any representation or warranty made by Purchaser in this Agreement (subject to survival of such representation or warranty pursuant to the terms of this Agreement);
(ii) the breach of any covenant or agreement made by Purchaser in this Agreement or any other Transaction Document (other than the Transition Services Agreement and the HQ Sublease);
(iii) any liabilities of, obligations of or claims against Seller or any of its Subsidiaries related to or arising from the businesses or operations of any Acquired Company (whether relating to matters that occurred, arose or were asserted prior to the Closing or relating to matters that occur, arise or are asserted after the Closing), including existing and future litigation and claims, non-recourse carve-out guarantees and other guaranty obligations of Seller and its Subsidiaries; provided, however, that Purchaser shall not be obligated to indemnify any Seller Indemnified Person for, and (as between Purchaser and the Seller Indemnified Parties) Seller and its Subsidiaries shall be responsible for, Losses of a Seller Indemnified Person that are the result of any (x) pending litigation or proceeding identified on Section 8.2(b) of the Disclosure Schedule or (y) fraud by Seller;
(iv) the first $650,000 of Unpaid Met 10 Legal Expenses; or
(v) fraud by Purchaser or any of its Subsidiaries.
Section 8.3 Calculation of Losses.
(a) The amount of any Loss for which indemnification is provided under Section 8.2 and Section 7.1 shall be reduced by an amount (the “Offset Amount”) equal to (i) the proceeds actually received by the Indemnified Person under any insurance policy or from any third-party in respect of such Loss, less (ii) all out-of-pocket costs and expenses incurred by such Indemnified Person in connection with obtaining such insurance proceeds or third-party recovery (including reasonable attorneys’ fees). An Indemnified Person shall use reasonable best efforts to pursue any insurance recovery or third-party recovery available to it with respect to any Loss for which such Indemnified Person seeks indemnification pursuant to this Article VIII.
(b) The amount of Loss for which indemnification is provided under Section 8.2 and Section 7.1 shall be (i) increased to take account of any net Tax cost (other than a reduction in Tax basis or utilization of Tax attributes of an Acquired Company) incurred by the Indemnified Person arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit actually realized by the Indemnified Person arising from the incurrence or payment of such Loss (but in no event more than three (3) years after the date of the applicable indemnification payment), in each case when and as such Tax cost or benefit is actually realized through an increase or reduction in Taxes otherwise due.

(c) If an Indemnified Person receives a payment for a Loss under any insurance policy or from a third-party, or receives any Tax benefit as described in clause (ii) of Section 8.3(b), at any time subsequent to receiving any indemnification payment by the Indemnifying Person pursuant to Section 8.2, then such Indemnified Person shall promptly reimburse, in an amount up to the amount of such third-party payment or Tax benefit, the Indemnifying Person for any payment made by the Indemnifying Person related thereto.
Section 8.4 Proceedings Involving Third Parties.
The rights and obligations of Purchaser and Seller with respect to any claim or other assertion of liability by a third party (a “Third Party Proceeding”) shall be subject to the terms and conditions set forth in this Section 8.4.
(a) The Indemnified Person shall give prompt written notice of such Third Party Proceeding to the Party from whom indemnification is sought (the “Indemnifying Person”), but the failure to give such notice or a delay in giving such notice shall not affect the Indemnified Person’s right to indemnification or the Indemnifying Person’s obligation to indemnify as set forth in this Agreement, except to the extent the Indemnifying Person’s ability to remedy, contest, defend or settle with respect to such Third Party Proceeding is actually prejudiced thereby. Such written notice shall describe in reasonable detail such Third Party Proceeding and the amount of the potential Loss, in each case to the extent known.
(b) Following receipt of a notice regarding a Third Party Proceeding, an Indemnifying Person may assume and control the defense of a Third Party Proceeding through counsel or other representatives of its choice if the Indemnifying Person provides written notice to the Indemnified Person of its decision to do so within 20 days after the receipt of the notice of the Third Party Proceeding, and in such written notice the Indemnifying Person acknowledges its obligation to indemnify the Indemnified Person against any Losses that may result from such Third Party Proceeding; provided that with respect to claims arising out of matters described in clause (iii) of Section 8.2(b) (the “Specified Claims”), Purchaser shall have the right to undertake (and continue to undertake) the defense of a Specified Claim only if Purchaser has also provided Seller with reasonable assurances that Purchaser has the financial condition and cash available to adequately undertake the defense of such Specified Claim. In the event that an Indemnifying Person does not elect to assume and control the defense of a Third Party Proceeding, or ceases to adequately defend such Third Party Proceeding, the Indemnified Person shall control the defense of the Third Party Proceeding.
(c) The Party not controlling the defense of such Third Party Proceeding (the “Non-controlling Party”) may participate therein at its own expense. The Party controlling the defense of such Third Party Proceeding (the “Controlling Party”) shall keep the Non-controlling Party advised of the status of such Third Party Proceeding and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such non-privileged information as it may have with respect to such Third Party Proceeding (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party with respect to the defense of such Third Party Proceeding.

(d) The Controlling Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third Party Proceeding without the prior written consent of the Non-controlling Party, which shall not be unreasonably withheld, conditioned or delayed; provided that the consent of the Indemnified Person shall not be required if (i) the Indemnifying Person agrees in writing to pay all amounts payable pursuant to such settlement or judgment, (ii) such settlement, compromise or judgment includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Person of an irrevocable release from all Losses in respect of such Third Party Proceeding and (iii) such settlement, compromise or judgment does not impose any injunctive relief or operational restrictions on Seller and its Subsidiaries.
(e) Notwithstanding anything to the contrary in Section 8.4(d), with respect to any Third Party Proceeding against any Acquired Company that arises out of or relates to the Business or operations of any Acquired Company prior to the Closing, Purchaser shall not and shall cause the Acquired Companies not to, without the prior written consent of Seller, settle or compromise such Third Party Proceeding or consent to entry of any judgment unless (i) such settlement, compromise or judgment includes as an unconditional term thereof the giving by the claimant or the plaintiff to Seller and its Subsidiaries of an irrevocable release from all Losses in respect of such Third Party Proceeding in form and substance satisfactory to Seller and (ii) such settlement, compromise or judgment does not impose any injunctive relief or operational restrictions on Seller and its Subsidiaries.
(f) Notwithstanding the foregoing, in the event of a Loss relating to a Tax Contest, to the extent that this Section 8.4 is inconsistent with Section 7.3 hereof, the provisions of Section 7.3 shall govern.
Section 8.5 Claims for Indemnification. Subject to Section 7.3, an Indemnified Person shall make any claims for indemnification pursuant to Section 8.2 or Section 7.1 by delivering a Claim Notice to the Indemnifying Person, but the failure to give a Claim Notice or a delay in giving a Claim Notice shall not affect the Indemnified Person’s right to indemnification or the Indemnifying Person’s obligation to indemnify as set forth in this Agreement, except to the extent the Indemnifying Person’s ability to remedy, contest, defend or settle with respect to the claims set forth in such Claim Notice is actually prejudiced thereby. For purposes hereof, “Claim Notice” shall mean a notice describing in reasonable detail the facts constituting the basis for the claims for indemnification and, to the extent practicable, the amount of the Losses or the potential Losses the Indemnified Person reasonably anticipates that it may have to pay in respect of such claims. An Indemnifying Person may make written objection to any claim for indemnification, which, subject to Section 7.3, shall be delivered to the Indemnified Person within thirty (30) days after delivery of the Claim Notice to the Indemnifying Person. The Indemnifying Person and the Indemnified Person shall attempt in good faith to resolve any claim for indemnification to which an objection is made.

Section 8.6 Treatment of Indemnification Claims. All indemnification payments made under this Agreement shall be treated by all Parties as an adjustment to the Stock Purchase Price. All indemnification payments made by Seller to an Acquired Company under this Agreement shall be treated by all Parties as additional payments in satisfaction of a portion of the Net Balance as of Closing. For the avoidance of doubt, no indemnity payment by Seller to an Acquired Company will reduce the principal amount of the Seller Term Note or reduce or offset the Seller Closing Net Balance Payment.
Section 8.7 Threshold for Indemnification Claims.
(a) The Purchaser Indemnified Persons shall not be entitled to indemnification under Section 8.2(a)(i) (excluding the Seller Fundamental Representations and fraud by Seller) until the Losses claimed exceed $150,000 in the aggregate (the “Basket Amount”), in which case the Purchaser Indemnified Persons shall be entitled to recover all properly indemnifiable Losses in excess of the Basket Amount.
(b) The Seller Indemnified Persons shall not be entitled to indemnification under Section 8.2(b)(i) (excluding the Purchaser Fundamental Representations and fraud by Purchaser) until the Losses claimed exceed the Basket Amount, in which case the Seller Indemnified Persons shall be entitled to recover all properly indemnifiable Losses in excess of the Basket Amount.
Section 8.8 Limitation on Indemnification.
(a) Notwithstanding anything to the contrary in this Agreement, the liability of Seller for indemnifying the Purchaser Indemnified Persons pursuant to Section 8.2(a)(i) (excluding the Seller Fundamental Representations and fraud by Seller) shall not exceed $5,000,000 in the aggregate (the “Indemnity Cap”).
(b) Notwithstanding anything to the contrary in this Agreement, the liability of Purchaser for indemnifying the Seller Indemnified Persons pursuant to Section 8.2(b)(i) (excluding the Purchaser Fundamental Representations and fraud by Purchaser) shall not exceed the Indemnity Cap.
(c) The liability of Purchaser for indemnifying the Seller Indemnified Persons for liabilities, obligations or claims related to or arising from the business or operations of any Acquired Company as provided in Section 8.2(b)(iii) (if related solely to any fact, event or circumstance prior to the Closing) shall not exceed $7,500,000 in the aggregate. For the avoidance of doubt, the limitations in this Section 8.8(c) shall not apply to any Losses that arise out of the business or operations of any Acquired Company after the Closing.
(d) No Indemnified Person shall have a right to indemnification with respect to any incidental, special, punitive or consequential damages incurred or suffered by an Indemnified Person hereunder.

Section 8.9 Exclusive Remedy. The Parties hereby acknowledge and agree that, from and after the Closing, the sole and exclusive remedy of the Parties hereto with respect to any and all claims arising in connection with the transactions contemplated by this Agreement (not including those transactions contemplated by any Transaction Document other than this Agreement) shall be pursuant to the indemnification provisions set forth in Article VIII and Article VII, except that, notwithstanding the foregoing, each party will have, in addition to its rights to indemnification, all other available rights under law with respect to any breach of (i) the Transition Services Agreement, Intercompany Balance Settlement and Release Agreement or any other Transaction Document other than this Agreement, (ii) any post-closing covenant (each of which shall be specifically enforceable where permitted under law) or (iii) any Purchaser Fundamental Representation or Seller Fundamental Representation, as the case may be.
Section 8.10 No Set-Off. Neither Purchaser nor any Purchaser Indemnified Person shall have any right to set-off any Losses against any payments to be made by Purchaser pursuant to any Transaction Document.
ARTICLE IX.
MISCELLANEOUS
Section 9.1 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Contemplated Transactions shall be paid by the Party incurring such costs and expenses, it being understood that any out-of-pocket expenses for legal, consulting and financial advisory services that were incurred, and not paid, by any of the Acquired Companies prior to the Closing in connection with the Contemplated Transactions shall be considered expenses of Seller and shall be paid by Seller directly to the respective service provider promptly after submission by the Acquired Company to Seller of a copy of an invoice received by the Acquired Company from such service provider with respect to such services. For the avoidance of doubt, (i) any costs and expenses for any such services that were paid by any Acquired Company prior to the Closing shall not be considered expenses of Seller and (ii) any legal and expert fees and expenses relating to Met Center 10 shall be deemed not to have been incurred in connection with the Contemplated Transactions for purposes of this Section 9.1.
Section 9.2 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication shall be deemed duly given (a) two (2) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after it is sent for next Business Day delivery via a reputable nationwide overnight courier service, or (c) on the date sent after transmission by facsimile with written confirmation, in each case to the intended recipient as set forth below (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 9.2).
If to Purchaser or the Company to:
IUC-SOV, LLC
1551 North Tustin Avenue
Santa Ana, California 92705
Attention: Todd A. Mikles

with a copy (which will not constitute notice) to:
IUC-SOV, LLC
1551 North Tustin Avenue
Santa Ana, California 92705
Attention: Steven Kries
If to Seller, to:
Grubb & Ellis Company
1551 N. Tustin Ave., Suite #300
Santa Ana, CA 92705
Attention: Chief Executive Officer
with copies (which will not constitute notice) to:
Jenner & Block LLP
353 N. Clark Street
Chicago, IL 60654-3456
Attention: Ross B. Bricker, Esq.
                 Donald E. Batterson, Esq.
                 Brian R. Boch, Esq.
Facsimile: (312) 527-0484
Section 9.3 Public Announcements. Seller and Purchaser shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statement (other than routine employee communications) with respect to the Contemplated Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as such Party may in its good faith judgment conclude may be required by applicable Law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to consult the other Party and provide it with a copy of the proposed disclosure prior to making the disclosure). The Parties contemplate that a press release be issued with respect to the announcement of the Contemplated Transactions.
Section 9.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
Section 9.5 Entire Agreement. The Transaction Documents constitute the entire agreement of the Parties hereto with respect to the subject matter hereof and supersede all prior agreements, covenants, representations, warranties, undertakings and understandings, written or oral, among the Parties hereto with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall continue in full force and effect and shall survive the execution and delivery of this Agreement, the Closing and the consummation of the transactions contemplated hereby.

Section 9.6 Assignment. This Agreement may not be assigned by operation of Law or otherwise without the express written consent of (i) Seller in the case of Purchaser or, from and after the Closing, the Company, and (ii) Purchaser in the case of Seller (which consent may in each case be granted or withheld in the sole discretion of each such Party).
Section 9.7 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties and their permitted assigns and nothing herein, whether express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the provisions of Section 6.9 concerning Indemnified Representatives are for the benefit of such Persons and the provisions of Article VIII concerning Indemnified Persons are intended for the benefit of such Persons.
Section 9.8 Amendment. This Agreement may not be amended, restated, supplemented or otherwise modified except by an instrument in writing signed by the Parties.
Section 9.9 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED ENTIRELY IN THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD CAUSE THE LAWS OF ANY OTHER JURISDICTION TO APPLY. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in Orange County, California, in any action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Contemplated Transactions in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect to any such action or proceeding.
Section 9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11 Counterparts and Electronic Delivery. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. This Agreement may be executed and delivered by email or fax.
Section 9.12 Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement to be performed was not performed in accordance with the terms thereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
Section 9.13 Additional Seller Matters.
(a) If, within 366 days after the Closing, Seller commences, or a third party commences against Seller, any case, proceeding or relief of debtors (i) seeking to have any order for relief of Seller’s debts, or seeking to adjudicate Seller as bankrupt or insolvent, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for Seller or for all or any substantial part of Seller’s assets, Seller agrees as follows:
(i) Seller’s obligations under this Agreement may not be avoided pursuant to 11 U.S.C. §§547 or 548, and Seller shall not argue or otherwise take the position in any such case, proceeding or action that (x) Seller’s obligations under this Agreement may be avoided under 11 U.S.C. §§547 or 548, (y) Seller was insolvent at the time this Agreement was entered into, or Seller became insolvent as a result of any payments made by Seller to any Acquired Company in connection with the Closing, or (z) the mutual promises, covenants and obligations set forth in this Agreement do not constitute a contemporaneous exchange for new value given to Seller;
(ii) If Seller’s obligations under this Agreement are avoided for any reason, including, but not limited to, through the exercise of a trustee’s avoidance powers under Chapter 11 of Title 11, U.S.C. §§101 et seq., as amended, Purchaser, at its sole option, may rescind any release contained in this Agreement and bring any appropriate claim, action or proceeding against the counterparty thereto for the claims that would otherwise be covered by any release stated herein; and
(iii) Seller acknowledges that its agreements in this Section 9.13(a) are provided in exchange for valuable consideration provided in this Agreement.

(b) Seller represents and warrants to Purchaser that:
(i) In evaluating whether to execute this Agreement, Seller (1) has intended that the mutual promises, covenants and obligations set forth herein constitute a contemporaneous exchange for new value given to Seller, within the meaning of 11 U.S.C. §§ 547(c)(1); and (2) agrees that these mutual promises, covenants and obligations do, in fact, constitute such a contemporaneous exchange; and
(ii) The mutual promises, covenants and obligations set forth herein are intended by Seller to, and do in fact, represent a reasonably equivalent exchange of value that is not intended to hinder, delay or defraud any entity to which Seller was indebted to on the date of this Agreement, within the meaning of 11 U.S.C. §§ 548(a)(1).
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IN WITNESS WHEREOF, each Party hereto has executed, or caused its duly authorized officer to execute, this Stock Purchase Agreement as of the date first written above.

SELLER: GRUBB & ELLIS COMPANY
By:	/s/ Michael Rispoli
	Name:	Michael Rispoli
	Title:	Executive Vice President and Chief Financial Officer

PURCHASER: IUC-SOV, LLC
By:	/s/ Todd A. Mikles
	Name:	Todd A. Mikles
	Title:	President and CEO
Signature Page to Stock Purchase Agreement